Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of September 2, 2016 (as modified from time to time, this “Agreement”), by and between CIO RESEARCH COMMONS, LLC, a Delaware limited liability company, CIO TECHNOLOGY POINT I & II, LLC, a Delaware limited liability company, and CIO UNIVERSITY TECH, LLC, a Delaware limited liability company (each and collectively, with joint and several liability, “Borrower”) and BANKUNITED, N.A., national banking association (“Bank”).

RECITALS:

WHEREAS, Borrower has requested that, among other things, Bank extend a loan to Borrower in the principal amount of $30,875,000.00 (the “Loan”), and Bank is willing to extend the Loan on the terms and conditions set forth herein; and

WHEREAS, the Loan shall be governed by the Loan Documents.

NOW THEREFORE, in consideration of the extension, amendment and restatement of the Loan by Bank, and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Access Laws” shall mean, collectively, the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all other federal, state and local laws, regulations, rules, statutes, ordinances, orders and decrees related to handicapped access, including, without limitation, the American with Disabilities Act Accessibility Guidelines for Buildings and Facilities.

“Accounts” shall have the meaning set forth in Article XII hereof.

“Affiliate” shall mean, as to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person, (b) any Person owning or controlling 10% or more of the outstanding voting securities of or other ownership interests in such Person, (c) any officer, director, partner, employee or member (direct or indirect and no matter how remote) of such Person, (d) intentionally omitted, (e) any entity in which such Person (together with the members of his family if the Person in question is an individual) owns, directly or indirectly through one or more intermediaries an interest in any class of stock (or other beneficial interest in such entity) of 10% or more, (f) any family member of such Person or (g) with respect to any Borrower or Guarantor, any direct or indirect owner of an interest in such Borrower or Guarantor.

“Affiliated Manager” shall have the meaning set forth in Section 7.1 hereof.

“Annex” shall have the meaning set forth in Section 4.23 hereof.

“Assignment of Agreements, Licenses, Permits and Contracts” shall mean, individually and collectively, the Assignment of Agreements, Licenses, Permits and Contracts dated as of the date hereof, made by each Borrower to Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases and Rents” shall mean, individually and collectively, the absolute assignment by each Borrower to Bank of the Property Income with respect to each Borrower’s Property and Project pursuant to an Assignment of Leases, Rents, Profits and Other Income dated as of the date hereof made by each Borrower to Bank, encumbering Borrower’s Project, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Authorized Representatives” shall mean the individuals listed on Exhibit “A”, or such other individuals as may be designated by Borrower from time to time by written notice to Bank.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Project.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 or 303 of ERISA, that is or, within any of the preceding six (6) plan years was, sponsored, maintained or contributed to by Borrower or any of its Subsidiaries or ERISA Affiliates (or by any Person that was an ERISA Affiliate within the last six (6) years), or with respect to which Borrower or any of its Subsidiaries or ERISA Affiliates has any liability, whether actual or contingent.

“Benefit Plan Investor” shall mean any of the following: (a) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not it is subject to ERISA and including governmental and foreign plans, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended, or (c) a Person whose underlying assets include “plan assets” of the foregoing by reason of investment by an employee benefit plan or plan in such Person.

“Borrower Member” shall have the meaning set forth in Section 4.1 hereof.

“Borrower’s Net Income” shall have the meaning set forth in Section 5.28 hereof.

“Borrower Operating Agreement” shall mean, individually and collectively, each Borrower’s Limited Liability Company Agreement, each dated as of July 11, 2016, as the same have been and may hereafter be amended in accordance with the terms and provisions hereof.

“Building” shall have the meaning set forth in the definition of “Project.”

“Business Day” shall mean a day other than (i) a Saturday, Sunday or (ii) other day on which commercial banks in Miami, Florida are authorized or required by law to close.

“Capital Reserve Account” shall have the meaning set forth in Section 5.29 hereof.

“Cash Collateral Pledge” shall have the meaning set forth in Section 5.28(c) hereof.

“Casualty” shall have the meaning set forth in Section 8.3 hereof.

“Closing Date” shall mean the date hereof.

“Collateral” shall mean the Project, all personalty located at the Project, and all other property of Borrower that purports to be the subject of a Lien to Bank to secure the whole or any part of the Debt, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to the foregoing.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Project, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Project or any part thereof.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking, to which such Person is a party or by which it or any of its property is bound, or any provision of the foregoing.

“Control” shall have the meaning set forth in Section 7.1 hereof.

“Creditors’ Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon and all other sums due to Bank in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall have the meaning set forth in Section 5.28 hereof.

“DSCR” shall have the meaning set forth in Section 5.28 hereof.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Embargoed Person” shall have the meaning set forth in Section 4.22 hereof.

“Environmental Indemnity Agreement” shall mean, individually and collectively, that certain Environmental Indemnity Agreement dated as of the date hereof made by each Borrower and Guarantor in favor of Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Report” shall mean any written report resulting from the environmental site assessments of the Project delivered to Bank in connection with the Loan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Benefit Plan (other than an event for which the 30 day notice period is waived); (b) a failure to satisfy the minimum funding standards of Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standards with respect to any Benefit Plan; (d) a failure to make any required installment under Section 430(j) of the Internal Revenue Code with respect to any Benefit Plan; (e) a failure to make any required contribution to a Multiemployer Plan when due; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan; (g) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Benefit Plan or Benefit Plans or to appoint a trustee to administer any Benefit Plan; (h) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Benefit Plan or Multiemployer Plan; (i) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability; (j) a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, or in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Title IV of ERISA; (k) a determination that any Benefit Plan is in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); or (l) the imposition of a Lien under the Internal Revenue Code or ERISA on the assets of Borrower, any Subsidiary or any ERISA Affiliate, or Borrower or any Subsidiary or ERISA Affiliate has been notified in writing that such a Lien will be imposed on the assets of Borrower, Subsidiary or ERISA Affiliate.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Financial Statements” shall mean the financial statements required to be submitted to Bank under Section 5.11(b)(ii) and (iii) hereof.

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership.

“Indemnified Liabilities” shall have the meaning set forth in Section 14.1 hereof.

“Indemnified Parties” shall mean (a) Bank, (b) any assignee of the Loan, (c) any receiver or other fiduciary appointed in a foreclosure or other Creditors’ Rights Laws proceeding, (c) any officers, directors, shareholders, partners, member, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (d) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgage; provided, however, that Indemnified Parties shall not include any purchaser or purchasers of all or any part of the Project at a foreclosure sale, or any party acquiring title to all or any part of the Project by deed-in-lieu of foreclosure, unless such party is Bank or an affiliate of Bank.

“Insurance Certificates” shall have the meaning set forth in Section 8.1(b) hereof.

“Insurance Premiums” shall have the meaning set forth in Section 8.1(b) hereof.

“Insurance Reserve Account” shall have the meaning set forth in Section 8.2 hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.3 hereof.

“Interest Rate” shall have the meaning set forth in the Note.

“Internal Revenue Code” shall mean the Internal Revenue Code, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Involuntary Rate” shall have the meaning set forth in the Note.

“Large Lease” shall mean all Leases to any tenant or affiliate of such tenant for premises in aggregate exceeding 6,000 square feet of rentable space.

“Lease” shall mean any lease entered into by Borrower, as landlord, for all or any portion of the Project.

“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Project or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Project or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Project or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Project, any portion thereof or any interest therein, including, without limitation, any conditional sale or the title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanics’, materialmen’s and other similar liens and encumbrances.

“Loan” shall have the meaning set forth in the Recitals.

“Loan Amount” shall mean the outstanding principal balance of the Loan at any particular time.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Environmental Indemnity Agreement, the Assignment of Agreements, Licenses, Permits and Contracts, the Subordination of Management Agreement and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan To Value Ratio” shall be obtained by dividing: (i) the outstanding principal balance of the Loan (after accounting for the contemplated pay down of Loan principal for a Released Project) by (ii) the “as-stabilized” value (determined as of the closing of the release of the applicable portion of the Project) of the Project or part of Project, expressed as a percentage

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including, but not limited to, legal fees and other costs of defense).

“Major Lease” shall mean all Leases to any tenant or affiliate of such tenant for premises in aggregate exceeding 10,000 square feet of rentable space.

“Management Agreement” shall mean, with respect to each Borrower’s Project, any management agreement which may hereafter be entered into by and between each Borrower and a Manager, pursuant to which such Manager is to provide management and other services with respect to the Project, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Manager” shall mean (a) collectively, TOWER REALTY ASSET MANAGEMENT, INC., a Florida corporation, and TOWER REALTY PARTNERS, INC., a Florida corporation, or (b) a Qualified Manager.

“Maturity Date” shall have the meaning set forth in the Note.

“Maximum Rate” shall have the meaning set forth in the Note.

“Minimum TI/LC Reserve Balance” shall have the meaning set forth in Section 2.1 hereof.

“Monthly Capex Payment” shall have the meaning set forth in Section 5.29 hereof.

“Mortgage” shall mean each Mortgage, Assignment of Leases and Rents and Profits, Security Agreement and Fixture Filing made by each Borrower to Bank, to be recorded in the Official Records of Orange County, Florida (the “Recording Office”), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA as to which Borrower or any ERISA Affiliate contributes or, within the last six (6) years, contributed or had any obligation to contribute or otherwise has any obligation or liability, whether actual or contingent.

“Note” shall mean that certain Promissory Note dated of even date herewith in the original principal amount of the Loan made by Borrower to Bank, as the same may be modified from time to time.

“OECD” shall mean the Organization for Economic Cooperation and Development.

“OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury.

“Operating Account” shall have the meaning set forth in Article XII hereof.

“Organizational Documents” shall mean, as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the articles of organization (or the equivalent of such items under applicable state law) and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, now or hereafter levied or assessed or imposed against the Project or any part thereof.

“Patriot Act” shall have the meaning set forth in Section 4.23 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” shall mean, with respect to each Borrower’s Project (a) Liens, if any, for Taxes imposed by any Governmental Authority not yet due and payable or delinquent, (b) all Liens and other encumbrances and matters disclosed in the Title Policy with respect to such Project as Bank has approved or may approve in writing in Bank’s sole and absolute discretion, (c) all Leases, license agreements, and other occupancy agreements affecting such Project as Bank has approved or may approve in writing in Bank’s sole and absolute discretion, (d) all Liens and security interests created by the Loan Documents, and (e) such other encumbrances as Bank has approved or may approve in writing in Bank’s sole and absolute discretion.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plans” shall have the meaning set forth in Section 8.3 hereof.

“Policies” shall have the meaning set forth in Section 8.1(b) hereof.

“Policy” shall have the meaning set forth in Section 8.1(b) hereof.

“Prepayment Premium” shall have the meaning set forth in the Note.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2(a) hereof.

“Project” shall mean with respect each Borrower, each Borrower’s Property, the buildings thereon (which each may be referred to herein individually or collectively as “Building”), and all other structures thereon, and all easements, rights, privileges and appurtenances (including, without limitation, any air or development rights, if any) thereunto belonging or in any way appurtenant, and all of the estate, right, title, interest, claim or demand whatsoever of each Borrower therein, and all estates, rights, titles, interests, privileges, tenements, hereditaments, and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to each Borrower’s Property, either in law or in equity, in possession or expectancy, now or hereafter acquired.

“Property” shall mean those certain parcels of land, more particularly described in Exhibit “B” of this Agreement owned by each Borrower and described on “Exhibit A” of each Borrower’s Mortgage.

“Property Condition Report” shall mean (i) the Property Condition Report for Research Commons dated May 20, 2016, prepared by Partner Engineering and Science, Inc. under Project No. 16-162225.1, (ii) the Property Condition Report for Technology Point I &II dated May 20, 2016, prepared by Partner Engineering and Science, Inc. under Project No. 16-162225.2 and (iii) the Property Condition Report for University Tech Center dated May 24, 2016, prepared by Partner Engineering and Science, Inc. under Project No. 16-162225.3.

“Property Income” shall mean all rents, income, issues, profits, security deposits and other benefits to which each Borrower may now or hereafter be entitled from its Project.

“Qualified Manager” shall mean a property manager which (i) is a reputable and experienced professional management company having at least three (3) years’ experience in the management of commercial properties with similar uses as the Project and in the jurisdiction in which the Project is located, and (ii) is not the subject of a bankruptcy or similar insolvency proceeding.

“Qualified Transferee” shall mean a Person that (i) is a real estate investment trust, a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, government entity or plan, investment company registered under the Investment Company Act of 1940, as amended, or exempt or excluded from registration or regulation thereunder pursuant to such Act and the rules thereunder, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, (ii) has total assets (in name or under management) in excess of Two Hundred Million and No/100 Dollars ($200,000,000.00) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of Fifty Million and No/100 Dollars ($50,000,000.00), (iii) is not the subject of a proceeding involving bankruptcy, insolvency, reorganization or relief of debtors, (iv) has not been convicted in a criminal proceeding for a felony or a crime involving moral turpitude and is not reputed to have substantial business or other affiliations with an organized crime figure (v) has no material outstanding judgments against such person, and (vi) causes the Projects to be managed by one or more Qualified Managers.

“REIT Operating Partnership” shall mean City Office REIT Operating Partnership, L.P., a Maryland limited partnership.

“Research Commons Project” shall mean the part of the Project located on the CIO RESEARCH COMMONS, LLC’s Property as described on Exhibit “B”.

“Restoration Work” shall have the meaning set forth in Section 8.3 hereof.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 7.1 hereof.

“SNDA” shall mean Subordination, Non-Disturbance and Attornment Agreement.

“State” shall mean, with respect to the Project, the state in which the Project or any part thereof is located, and with respect to Borrower, the state of Borrower’s organization.

“Subordination of Management Agreement” shall mean, individually and collectively, each Assignment and Subordination of Management Agreement among Bank, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which a Person holds an equity interest which is more than twenty percent (20%) of the equity classes issued by such entity.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Project (or any part thereof).

“Technology Point Project” shall mean the part of the Project located on CIO TECHNOLOGY POINT I & II, LLC’s Property as described on Exhibit “B”.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Project under a Lease or other occupancy agreement with Borrower or any predecessor-in-interest to Borrower.

“Tenant Improvements” means construction work to be performed by Borrower as landlord under each applicable Lease and/or the payment of allowances to or for the benefit of tenants for such purposes.

“Term” shall have the meaning set forth in the Note.

“TI/LC Disbursement Request” shall have the meaning set forth in Section 2.3 hereof.

“TI/LC Reserve” shall have the meaning set forth in Section 2.2 hereof.

“TI/LC Reserve Account” shall have the meaning set forth in Section 2.2 hereof.

“Title Company” shall have the meaning set forth in Section 3.2 hereof.

“Title Policy” shall have the meaning set forth in Section 3.2 hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“University Tech Project” shall mean the part of the Project located on UNIVERSITY TECH, LLC’s Property as described on Exhibit “B”.

“Un-Released Project” shall have the meaning set forth in Article XI.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Interpretation. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the Loan Documents:

(a) Number; Inclusion. To the extent the context so requires, references to the plural include the singular, references to the singular include the plural, and references to the part include the whole; “or” has the inclusive meaning represented by the phrase “and/or”; and “including” has the meaning represented by the phrase “including, without limitation,”;

(b) Reserved;

(c) Construction. This Agreement and all other Loan Documents shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement and all such other Loan Documents to be drafted. If any words or phrases in this Agreement or any other Loan Document shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement and all other Loan Documents shall be construed as if the words or phrase so stricken out or otherwise eliminated were never included herein or therein and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated;

(d) Reserved;

(e) Documents Taken as a Whole. The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or in any Loan Document refer to this Agreement or such Loan Document as a whole and not to any particular provision of this Agreement or such Loan Document;

(f) Headings. The section and other headings contained in this Agreement or any Loan Document and the table of contents (if any) preceding this Agreement or any Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such Loan Document or the interpretation thereof in any respect;

(g) Implied References to this Agreement. Article, section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified;

(h) Persons. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or by such Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(i) Modifications to Documents. Reference to any agreement (including this Agreement and any Loan Document, together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated at the relevant time;

(j) From, To and Through. Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

(k) Shall; Will. References to “shall” and “will” are intended to have the same meaning.

ARTICLE II

GENERAL TERMS

Section 2.1. Loan Proceeds. The Loan shall be in the original maximum principal amount of $30,875,000.00, which shall be fully disbursed on the Closing Date.

Section 2.2. TI/LC Reserve and Account. On the Closing Date, Loan proceeds of $950,000.00 advanced to Borrower shall be deposited by Borrower in a fully restricted reserve account held with Bank (the “TI/LC Reserve Account”). Borrower shall be required to deposit additional funds of at least $32,500.00 monthly into the TI/LC Account, which funds shall be transferred from the Operating Account to the TI/LC Reserve Account monthly, with the first transfer to occur with the first payment of monthly Note principal and interest, and thereafter to occur on the same date each month up and including the 60th monthly payment (the initial reserve deposit and each monthly reserve transfer, the “TI/LC Reserve”). As of January 1, 2018, Borrower shall maintain a minimum TI/LC Reserve Account balance of $750,000.00 (the “Minimum TI/LC Reserve Balance”).

The TI/LC Reserve shall be made available to fund, with respect to the Projects, Tenant Improvements and leasing commissions for any new Lease and any renewal, extension, or expansion of an existing Lease, pursuant to the conditions set forth under Section 2.3 below.

Should any Borrower’s Released Project satisfy the Partial Release Conditions under Article XI below, upon the payment of the Release Amount to Bank, (i) the required $32,500.00 monthly deposit to the TI/LC Reserve Account shall be reduced by such Release Project’s Allocable Percentage, and (ii) Bank shall make a determination with respect to the disbursement of any of the balance of the TI/LC Reserve Account to Borrower for the release of the Released Project. Such determination by Bank shall reasonably account for the current tenancy, lease maturity dates, and anticipated tenant improvements and leasing commission needs, of the Unreleased Project. For the avoidance of doubt, in no event will the Minimum TI/LC Reserve Balance increase in connection with any release under Article XI below.

Each “Release Project’s Allocable Percentage” are as follows based on each Project’s rentable area:

Research Commons Project (129,424 ft.2) – 47%

Technology Point Project (58,756 ft.2) – 22%

University Tech Project (83,454 ft.2) – 31%

Section 2.3. TI/LC Reserve Terms and Condition. The entire TI/LC Reserve proceeds shall be made available to fund Tenant Improvements and leasing commissions for Leases with new Tenants and for renewals and/or expansions of existing Leases in accordance with the terms and conditions set forth below in this Section 2.3. For the avoidance of doubt, a Release Project’s Allocable Percentage shall not limit or otherwise affect the amount of TI/LC Reserve funds that may be disbursed with respect to such Project in accordance with this Section 2.3.

Borrower may request release of TI/LC Reserve by written request executed by an Authorized Representative in the form of Exhibit “C” attached hereto (“TI/LC Disbursement Request”), which shall include a copy of the Lease and certification by such Authorized Representative on behalf of Borrower that the Lease is at market rate and on market terms (or if not, such Lease has otherwise been approved by Bank in accordance with the terms of this Agreement). Borrower shall be limited to one TI/LC Disbursement Request per month for a minimum amount of $50,000.00. Borrower shall provide to Bank with each TI/LC Disbursement Request to fund Tenant Improvements: (i) an itemized cost breakdown of the Tenant Improvements to funded by such TI/LC Disbursement Request proceeds, (ii) any contract for the Tenant Improvements to be funded by such TI/LC Disbursement Request proceeds, (iii) copies of invoices or paid receipts for each single expense in excess of $10,000.00, (iv) partial or final lien waivers, as applicable, from all contractors, subcontractors or suppliers in form and substance satisfactory to Bank for each single expense in excess of $10,000.00 and (v) a leasing commission invoices with each TI/LC Advance Request to fund leasing commissions. If required by Bank with respect to any TI/LC Disbursement Request that exceeds $50,000.00, Bank shall have received an endorsement the Title Policy within ten (10) days of release of TL/LC Reserve proceeds.

Within 15 days after receiving a TI/LC Disbursement Request, and subject to (i) with respect to the TI/LC Disbursement Requests for tenant improvements work for any tenant improvement project which would exceed $250,000 in aggregate, inspection and approval by Bank’s third party engineer or other consultant, which inspection costs and fees shall be payable by Borrower , and (ii) such other the conditions set forth in this Agreement, Bank shall release the requested proceeds set forth in TI/LC Disbursement Request to Borrower to the extent of available TI/LC Reserve proceeds in the TI/LC Reserve Account and, as of January 1, 2018, subject to the Minimum TI/LC Reserve Balance.

With respect to any TI/LC Advance requested by Borrower as provided in this Section 2.3, Borrower agrees to provide to Bank such additional documentation and instruments (including, but not limited to, invoices, loan statements and budgets) as may be reasonably requested by Bank from time to time in order to evidence or support the use of the proceeds of such TI/LC Disbursement Request.

Borrower may request release of TI/LC Reserve as set forth under this Section 2.3 up to and including the day prior to the Maturity Date. Any disbursement of the TI/LC Reserve shall be made from the TI/LC Reserve Account and deposited in the Operating Account.

Section 2.4. Interest Rate and Loan Payments.

(a) The Loan shall bear interest at the per annum rates set forth in the Note.

(b) Borrower hereby agrees to make principal and interest payments as set forth in the Note.

(c) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder and under the other Loan Documents shall be made to the Bank at the Bank’s office in Dollars and in immediately available funds not later than 2:00 p.m. EST on the date specified herein. All payments received by the Bank after 2:00 p.m. EST shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 2.5. Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Bank to either civil or criminal liability as a result of being in excess of the Maximum Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Rate, the Interest Rate or the Involuntary Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Rate and all previous payments in excess of the Maximum Rate shall be deemed to have been payments in reduction of principal, without premium, and not on account of the interest due hereunder. All sums paid or agreed to be paid to Bank for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

ARTICLE III

CONDITIONS PRECEDENT

The obligation of Bank to enter into this Agreement and make the financial accommodations provided for hereunder is subject to the fulfillment by Borrower and Guarantor or waiver by Bank of the following conditions precedent no later than the Closing Date.

Section 3.1. Representations and Warranties; Compliance with  Conditions. The representations and warranties of Borrower and Guarantor contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and Bank shall have determined that no Event of Default shall have occurred and be continuing and Borrower and Guarantor shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

Section 3.2. Delivery of Loan Documents; Title Policy; Due Diligence Items.

(a) Mortgage, Loan Agreement and Note. Bank shall have received from Borrower fully executed and acknowledged counterparts of its Mortgage, so as to effectively create upon such recording and/or filing valid and enforceable Liens upon the Project, of first priority, in favor of Bank. Bank shall have also received from Borrower and Guarantor, as applicable, fully executed counterparts of this Agreement, the Note and all of the other Loan Documents.

(b) Policy; Title Policy. Bank shall have received a paid title insurance policy or “marked up” commitment committing the Title Company to insure title to the Property pursuant to such marked up commitment (individually and collectively, the “Title Policy”), in the aggregate amount of the Mortgage, issued by a title company (the “Title Company”) acceptable to Bank and dated as of the Closing Date or such later date of the recording or filing of the Mortgage. Such Title Policy shall (A) provide coverage for the full amount of the Loan, (B) insure Bank that the Mortgage insured by such Title Policy creates a valid, perfected lien on the Project of first priority and that each Borrower is the sole owner of a valid fee estate in and to its Project, free and clear of all exceptions from coverage other than the standard and specific exceptions and exclusions from coverage set forth in the Title Policy as approved and accepted by Bank, (C) provide full coverage against mechanics’ liens (filed and inchoate), (D) contain such endorsements and affirmative coverages as Bank may reasonably request, and (E) name Bank as the insured. Bank also shall have received evidence that all premiums in respect of such Title Policy have been paid.

(c) Survey. Bank shall have received an ALTA survey or surveys for the Property certified to Bank and the Title Company and their successors and assigns, and otherwise acceptable to Bank.

(d) Insurance. Bank shall have received such Acord forms as Bank shall require evidencing the insurance required to be maintained by Borrower hereunder, satisfactory to Bank in Bank’s reasonable discretion, and, evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Related Documents. Each additional document not specifically referenced herein, but relating to the Loan, shall have been duly authorized, executed and delivered by all parties thereto.

(f) Lien Searches. Bank shall be reasonably satisfied with such search results pertaining to Borrower, Guarantor and such other Persons as reasonably required by Bank for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.

(g) Environmental Report. Bank shall have received an Environmental Report in respect of the Project, which report shall be satisfactory to Bank in all respects.

Section 3.3. Intentionally Omitted.

Section 3.4. Organizational Documents. Bank shall have received (a) certified copies of all Organizational Documents related to Borrower which must be acceptable to Bank, in Bank’s sole and absolute discretion, and (b) such other evidence of the formation, structure, existence and/or good standing of Borrower and such other Persons as Bank may request, in Bank’s sole and absolute discretion, including, without limitation, good standing or existence certificates, resolutions authorizing the entering into of the Loan and the granting of the Mortgage and incumbency certificates as may be requested by Bank.

Section 3.5. Opinions of Counsel. Bank shall have received opinions of counsel with respect to (i) formation, existence and good standing of Borrower, and (ii) due execution, authority, enforceability of the Loan Documents and (iii) and such other matters as Bank may require. All such opinions shall be in form, scope and substance reasonably satisfactory to Bank and Bank’s counsel in their sole and absolute discretion.

Section 3.6. Taxes and Other Charges. Borrower shall have paid all Taxes and Other Charges (including any in arrears) relating to the Project to the extent due and payable as of the Closing Date.

Section 3.7. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Bank, and Bank shall have received all such counterpart original or certified copies of such documents as Bank may reasonably request.

Section 3.8. Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

Section 3.9. Transaction Costs. Except as otherwise expressly provided herein, Borrower shall have paid or reimbursed Bank for all reasonable out of pocket expenses actually incurred in connection with the underwriting, negotiation, and closing of the Loan, including, without limitation, title insurance premiums and other title company charges; registration, filing and similar fees, taxes and charges; transfer, deed, stamp, mortgage recording or documentary taxes or similar fees or charges; costs of third-party reports, including, without limitation, environmental studies, credit reports, appraisals, surveys, underwriting and origination expenses; and all reasonable legal fees and expenses charged by outside counsel to Bank.

Section 3.10. No Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of the Project, Borrower or any other Person contributing to the operating income and operations of the Project since the date of the most recent financial statements and/or other information delivered to Bank. The income and expenses of the Project, the occupancy and leases thereof, and all other features of the transaction shall be as represented to Bank without material adverse change. Neither Borrower nor Guarantor shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 3.11. Leases. Bank shall have received copies of all Leases affecting the Project, which shall be satisfactory in form and substance to Bank.

Section 3.12. Tenant Estoppels. Bank shall have received tenant estoppels from all tenants under any Large Lease, addressed to Bank, in such form and substance satisfactory to Bank in all respects, Bank hereby acknowledging and agreeing that this condition is satisfied or otherwise waived as of the Closing Date.

Section 3.13. SNDA. Bank shall have received SNDAs from all tenants under any Large Lease, in such form and substance satisfactory to Bank in all respects, Bank hereby acknowledging and agreeing that this condition is satisfied or otherwise waived as of the Closing Date.

Section 3.14. Tax Lot. Bank shall have received evidence that the Property constitutes one or more separate tax lots, which evidence shall be satisfactory to Bank in all respects, it being acknowledged and agreed by Bank that delivery of the survey or surveys referenced in Section 3.2(c) above shall constitute satisfactory evidence thereof.

Section 3.15. Borrower’s and Guarantor’s Financials. Bank shall have received copies of Borrower’s and Guarantor’s most recent financial statements, including a summary of real estate owned by Guarantor.

Section 3.16. Further Documents. Bank or Bank’s counsel shall have received such other and further approvals, opinions, documents and information as Bank or Bank’s counsel may have requested in form and substance satisfactory to Bank and Bank’s counsel

Section 3.17. Property Condition Report. Bank shall have received and approved, at Bank’s sole discretion, the Property Condition Report.

Notwithstanding anything to the contrary contained in this Loan Agreement or any other Loan Documents, but subject to the express terms and conditions of any post-closing letter agreement entered into by Bank and Borrower on the Closing Date, Bank’s funding of all or any part of the Loan on the Closing Date shall be conclusive evidence of the satisfaction or waiver of all conditions precedent set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to Bank, as of the Closing Date that:

Section 4.1. Organization. Borrower (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership and management of its Project, and (d) has full power, authority and legal right to mortgage its Project pursuant to the terms of the Loan Documents and has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party.

Borrower represents and warrants that the chart attached hereto as Exhibit “D” sets forth an accurate listing of the direct owner of all of the membership interests in Borrower, such direct owner being SCCP Central Valley Limited Partnership, a Delaware limited partnership (the “Borrower Member”).

Section 4.2. Status of Borrower. Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on the Mortgage, and on any UCC-1 Financing Statements filed in connection with the Loan. Borrower is an organization of the type specified on the first page of this Agreement. Borrower is organized under the laws of the State of Delaware and is authorized to do business under the laws of the State of Florida. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth in Section 15.1 of this Agreement. Borrower may designate a change of principal place of business and chief executive office by written notice to Bank by certified mail, return receipt requested, postage prepaid, at least thirty (30) days before such change of principal place of business and chief executive office is to become effective.

Section 4.3. Validity of Documents. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and Guarantor and constitutes the legal, valid and binding obligations of Borrower and Guarantor enforceable against Borrower and Guarantor in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4. No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Guarantor will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower and Guarantor pursuant to the terms of any agreement or instrument to which Borrower and Guarantor is a party or by which any of Borrower’s or Guarantor’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or Guarantor or any of Borrower’s or Guarantor’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower and Guarantor of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.

Section 4.5. Litigation. To the Borrower’s knowledge, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Guarantor or the Project, which actions, suits or proceedings, if finally and adversely determined against Borrower, Guarantor or the Project, could materially adversely affect Borrower’s or Guarantor’s ability to perform their obligations under this Agreement or the condition or ownership of the Project.

Section 4.6. Agreements. No Borrower is a party to any agreement or instrument or subject to any restriction which would materially and adversely affect the Project or Borrower’s ability to perform its obligations under this Agreement. To Borrower’s knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which Borrower is a party or by which Borrower or the Project is bound. Borrower has no material financial obligations under any agreement or instrument to which Borrower is a party or by which Borrower or the Project is otherwise bound, other than (a) obligations incurred in the ordinary course of the ownership, leasing and operation of the Project (b) obligations under the Loan Documents, and (c) obligations under the Borrower Operating Agreement.

Section 4.7. Solvency. Neither Borrower nor Guarantor has entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and Borrower and Guarantor have each received reasonably equivalent value in exchange for their respective obligations under such Loan Documents. No petition in bankruptcy has been filed against Borrower or Guarantor in the last ten years, and neither Borrower nor Guarantor in the last ten years has made an assignment for the benefit of creditors or taken advantage of any Creditors’ Rights Laws. Neither Borrower nor Guarantor is contemplating either the filing of a petition by it under any Creditors’ Rights Laws or the liquidation of all or a major portion of Borrower’s or Guarantor’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or Guarantor.

Section 4.8. Full and Accurate Disclosure. No material statement of fact made by or on behalf of Borrower or Guarantor in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower or Guarantor contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no material fact presently known to Borrower which has not been disclosed to Bank which adversely affects, nor as far as Borrower can reasonably foresee, might adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.

Section 4.9. ERISA Compliance.

(a) Borrower covenants, represents and warrants that (i) Borrower is not and will not be a Benefit Plan Investor, (ii) neither Borrower nor any of its Subsidiaries or ERISA Affiliates maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under, a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Internal Revenue Code, (iii) neither Borrower nor any of its Subsidiaries or ERISA Affiliates has ever contributed to or had an obligation to contribute to any Multiemployer Plan. None of the Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA, (iv) no Benefit Plan is or was at any time a multiple employer plan, as described in Section 413(c) of the Internal Revenue Code or Sections 4063 or 4064 of ERISA, and (v) neither Borrower nor any of its Subsidiaries or ERISA Affiliates has ever contributed to or had an obligation to contribute to any such plan.

(b) No ERISA Event has occurred or is reasonably expected to occur. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of Borrower or any Subsidiary, provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance laws. Each Benefit Plan is in material compliance with ERISA, the Internal Revenue Code and any applicable law. Each Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service for all required amendments regarding its qualification thereunder that considers the law changes incorporated in the plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44, and nothing has occurred subsequent to the issuance of such termination letter which would prevent, or cause the loss of, such qualification.

Section 4.10. Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.

Section 4.11. Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including, without limitation, the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto. To the knowledge of Borrower, no Event of Default by Borrower or Guarantor exists under or with respect to any Loan Document to which Borrower or Guarantor is a party.

Section 4.12. Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13. Compliance. To the Borrower’s knowledge, and other than as contained in any searches requested by or on behalf of Bank in connection with the Loan, in the Title Policy, or in any survey, property condition report, environmental report or other written report delivered to Bank prior to the Closing Date, Borrower and the Project, and the use and operation of the Project, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. To the best of Borrower’s knowledge, neither Borrower nor Guarantor is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and neither Borrower nor Guarantor has received any written notice of any such default or violation. There has not been committed by Borrower or Guarantor or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Project any act or omission affording any Governmental Authority the right of forfeiture as against the Project or any part thereof or any monies paid in performance of Borrower’s or Guarantor’s obligations under any of the Loan Documents.

Section 4.14. Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Bank in respect of Borrower, Guarantor and/or the Project (a) are true, complete and correct in all material respects as of the date of such information, (b) accurately represent the financial condition of Borrower, Guarantor and/or the Project, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the accrual accounting method or GAAP or such other method satisfactory to Bank throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Project or the current and/or intended operation thereof, except as referred to or reflected in said financial statements or in the Loan Documents. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of the Project, Borrower or Guarantor from that set forth in said financial statements, which would impact the Borrower’s or Guarantor’s ability to perform its obligations under the Loan Documents.

Section 4.15. Illegal Activity. No portion of the Project has been or shall be purchased with proceeds of any illegal activity and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.16. Separate Tax and Zoning Lot. Each Borrower’s Property constitutes a distinct parcel or parcels for purposes of zoning and of taxes, assessments and impositions (public or private) and are not otherwise considered as part of a larger single lot which includes property other than each such Borrower’s Property for purposes of zoning or of taxes, assessments or impositions (public or private).

Section 4.17. Federal Reserve Regulations. Borrower shall use the proceeds of the Loan for the purposes set forth in this Agreement and not for any illegal activity. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.18. Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.19. No Change in Facts or Circumstances; Disclosure. To the knowledge of Borrower, all information submitted by Borrower, Guarantor or Borrower’s or

Guarantor’s agents to Bank and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects as of the date of such item. To the knowledge of Borrower, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Project, or Borrower’s or Guarantor’s ability to perform their obligations under the Loan Documents. Borrower and Guarantor have disclosed to Bank all material facts and have not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading. With respect to any representations, warranties, or statements of fact which are specifically qualified in this Agreement as being true and correct to Borrower’s knowledge, the representation and warranty set forth in this Section 4.19 shall be, to the best of Borrower’s knowledge, true and correct as of the Closing Date.

Section 4.20. Special Purpose Entity. Borrower meets, in all material respects, all of the requirements of Article VI hereof as of the Closing Date.

Section 4.21. Intellectual Property. All trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting Borrower’s business are in good standing and, to the extent of Borrower’s knowledge, uncontested. To the Borrower’s knowledge, Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

Section 4.22. Embargoed Person. To the Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor constitutes property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan made by Bank is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.23. Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this

Section only as the “Patriot Act”) and are incorporated into this Section. Each Borrower hereby represents and warrants as of the date hereof that such Borrower, is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the OFAC; (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Bank for Bank’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency, or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower (or any of Borrower’s beneficial owners), Guarantor or any other Person related to or affiliated with Borrower, Guarantor or the Project become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Bank. It shall be an Event of Default hereunder if Borrower becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 4.24. No Contractual Obligations. Other than the Loan Documents and the Borrower Operating Agreement, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations in violation of the Loan Documents and has not entered into any agreement, instrument or undertaking by which Borrower or Borrower’s assets in violation of the Loan Documents are bound, or has incurred any indebtedness (other than the Loan and trade and other debt in compliance with Article VI), and prior to the date of this Agreement, Borrower has not entered into any Contractual Obligation in violation of the Loan Documents, or any agreement, instrument or undertaking by which it or its assets are bound in violation of the Loan Documents or incurred any indebtedness (other than the Loan and trade and other debt in compliance with Article VI).

Section 4.25. Members of Borrower. One hundred percent (100%) of the membership interests in Borrower are owned by Borrower Member as set forth in Exhibit “D” of this Agreement.

Section 4.26. Survival. Borrower acknowledges and agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall be made as of the Closing Date and survive for so long as any portion of the Debt remains owing to Bank. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower or Guarantor shall be deemed to have been relied upon by Bank notwithstanding any investigation heretofore or hereafter made by Bank or on its behalf.

Section 4.27. Intentionally Omitted.

Section 4.28. Landmark Status. To the knowledge of Borrower, no portion of the Project is designated by or registered with any governmental authority as historic or landmark buildings or any other similar designation or registration and Borrower shall not attempt or cooperate to obtain or effect any such designation or registration.

Section 4.29. Broker. Borrower represents and warrants to Bank that Borrower has not dealt with any broker with respect to the transaction contemplated hereby and, by accepting the Loan, Borrower agrees forever to indemnify and hold Bank harmless from and against any and all claims or suits for compensation, commissions, fees or otherwise (and all Losses related thereto) that may be asserted or made by any broker, person or entity claiming to have dealt with or to have been employed by Borrower or Borrower’s representatives in connection with the brokering of the Loan.

ARTICLE V

COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower and Guarantor under the Loan Documents, Borrower hereby covenants and agrees with Bank that:

Section 5.1. Existence; Compliance With Legal Requirements.

(a) Each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to such Borrower and its Project. Each Borrower hereby covenants and agrees not to commit or permit to exist any act or omission affording any Governmental Authority the right of forfeiture as against its Project or any part thereof or any monies paid in performance of such Borrower’s obligations under any of the Loan Documents.

(b) Each Borrower agrees that its Project shall at all times comply in all material respects, to the extent applicable, with the Access Laws. Notwithstanding any provisions set forth herein or in any other documents regarding Bank’s approval or alterations of its Project, no Borrower shall alter its Project in any manner which would materially increase such Borrower’s responsibilities beyond the extent customary for properties comparable to its Project for compliance with the applicable Access Laws without the prior written approval of Bank, which approval shall not be unreasonably withheld, conditioned, or delayed. The foregoing shall apply to tenant improvements constructed by any Borrower or any of Borrower’s Tenants. Bank may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person acceptable to Bank. Each Borrower agrees to give prompt notice to Bank of the receipt by such Borrower of any written complaints related to violations of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

(c) Notwithstanding any other provision of this Section, no Borrower shall be deemed to be in default solely by reason of such Borrower’s failure to comply with any applicable Legal Requirement so long as, in Bank’s reasonable judgment, each of the following conditions is satisfied: (i) Borrower is engaged in and diligently pursuing in good faith administrative or judicial proceedings appropriate to contest the validity or amount of such law, rule regulation or order; (ii) Borrower’s compliance with such law, rule, regulation or order would necessarily and materially prejudice Borrower’s prospects for success in such proceedings; (iii) noncompliance with any such law, rule, regulation or order will not result in the loss or forfeiture of its Project or any other collateral for the Loan or any interest of Bank therein or result in any fines or other punitive actions or any insurance coverage; and (iv) Borrower deposits with Bank, as security for any payment or performance which may ultimately be required, a sum equal to the amount of any fine, assessment or charge plus the interest, penalties, and other costs which Bank reasonably estimates are likely to become payable if Borrower’s contest is unsuccessful. If Bank determines that any one or more of such conditions is not satisfied or is no longer satisfied, Borrower shall comply with the law, rule regulation or order in question, within thirty (30) days after Bank gives written notice of such determination.

Section 5.2. Maintenance and Use of Project. Each Borrower shall maintain or cause to be maintained its Project in a good and safe condition and repair. Except for alterations permitted under Section 5.19, the improvements and the personal property owned by Borrower with respect to the Project shall not be removed, demolished or materially altered without the written consent of Bank, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that such personal property may be removed from Project without the prior consent of Bank if such personal property is obsolete or is otherwise replaced with personal property of reasonably equivalent value. If under applicable zoning provisions the use of all or any portion of its Project is or shall become a nonconforming use, no Borrower shall cause or permit the nonconforming use to be discontinued or the nonconforming improvement to be abandoned without the express written consent of Bank, which consent shall not be unreasonably withheld, conditioned, or delayed. No Borrower shall establish any condominium or cooperative regime with respect to its Project without the prior written consent of Bank, nor shall any Borrower initiate, join in or consent to any change in any private restrictive covenant, zoning ordinance or other public or private restrictions, limiting or defining the uses which may be made of its Project or any portion thereof.

Section 5.3. Waste. No Borrower shall commit any intentional material waste of its Project or make any change in the use of its Project which shall in any way invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially impair the value of its Project or the security for the Loan. Borrower shall not, without the prior written consent of Bank, which consent shall not be unreasonably withheld, conditioned, or delayed, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of its Project, regardless of the depth thereof or the method of mining or extraction thereof, except as may be required by law or in accordance with the orders of any Governmental Authorities having jurisdiction thereof.

Section 5.4. Taxes and Other Charges.

(a) Subject to Bank making available sufficient funds from the amounts deposited with Bank for the payment of Taxes in accordance with the terms of the Loan Documents, each Borrower shall pay, or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against its Project or any part thereof as the same become due and payable. Each Borrower shall furnish to Bank receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Except as otherwise expressly permitted under this Agreement or any other Loan Document, no Borrower shall suffer any Lien or charge whatsoever which may be or become a Lien or charge against the Project. Except as otherwise expressly permitted under this Agreement or any other Loan Document Each Borrower shall promptly pay and discharge or bond any Lien or charge against its Project and shall promptly pay for all utility services provided to its Project. Notwithstanding the foregoing to the contrary, after prior notice to Bank, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or the assessed value of the Project, provided that (i) no Event of Default has occurred and is then continuing; (ii) neither the applicable Project nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; and (iii) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes, together with all costs, interest and penalties which may be payable in connection therewith.

(b) Except for Taxes and mechanics’ lien claims that any Borrower disputes in good faith, each Borrower shall pay or bond so as to remove as a lien of record, from time to time when the same shall become due, all lawful claims and demands of mechanics, materialmen, laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on its Project or any part thereof, or on the revenues, rents, issues, income and profits arising therefrom and in general will do or cause to be done everything necessary so that the Liens of its Mortgage shall be fully preserved, at the sole cost and expense of such Borrower and without expense to Bank.

(c) Borrower shall pay any taxes, except income, gross receipts and other taxes determined by reference to the amount of interest and other sums payable under the Loan Documents, imposed on Bank by reason of Bank’s ownership of this Agreement, the Note or the Mortgage.

Section 5.5. Litigation. Borrower shall give prompt written notice to Bank of any litigation or governmental proceedings pending or threatened in writing against Borrower or Guarantor which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Project to which Borrower has knowledge.

Section 5.6. Access to the Project. Each Borrower shall permit agents, representatives and employees of Bank to inspect its Project or any part thereof at reasonable hours upon reasonable advance written notice, except in the event of an emergency, in which case no advance notice is necessary.

Section 5.7. Notice of Default. Each Borrower shall promptly advise Bank of any material adverse change in the condition (financial or otherwise) of such Borrower or its Project or of the occurrence of any Default or Event of Default hereunder or under any other Loan Document.

Section 5.8. Cooperate in Legal Proceedings. Borrower shall, at Borrower’s sole cost and expense, reasonably cooperate fully with Bank with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Bank hereunder or any rights obtained by Bank under any of the other Loan Documents and, in connection therewith, permit Bank, at Bank’s sole election, to participate in any such proceedings.

Section 5.9. Performance of Obligations. Borrower shall in a timely manner observe, perform and fulfill, in all material respects, each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Project and any amendments, modifications or changes thereto.

Section 5.10. Awards; Insurance Proceeds. Each Borrower shall reasonably cooperate with Bank in obtaining for Bank the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with its Project in accordance with the terms and provisions of the Loan Documents, and Bank shall be reimbursed for any reasonable, out of pocket expenses incurred in connection therewith (including attorneys’ fees and disbursements) out of such Awards or Insurance Proceeds.

Section 5.11. Financial Reporting.

(a) Borrower shall keep proper books of record and account with respect to the Project and its leases and subleases, in accordance with GAAP.

(b) Borrower shall furnish, or cause to be furnished, to Bank the following:

(i) within 120 days after Borrower’s fiscal year end, Borrower’s company prepared annual financial statements, on a consolidated and consolidating basis for all Borrowers and certified by an officer of Borrower;

(ii) within 120 days after Guarantor’s fiscal year end, Guarantor’s audited annual financial statements, including consolidated and consolidating information, prepared by a certified public accountant;

(iii) within 45 days after each semi-annual period ending on June 30th and December 31st of each calendar year (or more frequently upon request by Bank after the occurrence of an Event of Default), company prepared semi-annual operating statements for Borrower, certified by an authorized representative of Borrower as true and correct;

(iv) within 45 days after each semi-annual period ending on June 30th and December 31st of each calendar year (or more frequently upon request by Bank after the occurrence of an Event of Default), company prepared occupancy reports and rent roll for the Project, certified by an authorized representative of Borrower as true and correct;

(v) Solely to extent applicable to Borrower, promptly following any request therefor, copies of any notices described in Section 101(j) of ERISA that Borrower, or any of its Subsidiaries or ERISA Affiliates may provide with respect to any Benefit Plan, copies of any documents described in Section 101(k) of ERISA that Borrower, or any of its Subsidiaries or ERISA Affiliates may request with respect to any Multiemployer Plan, copies of any notices described in Section 101(l) of ERISA that Borrower or any of its Subsidiaries or ERISA Affiliates may request with respect to any Multiemployer Plan and any information that Borrower, or any of its Subsidiaries or ERISA Affiliates may request with respect to any Multiemployer Plan in connection with Section 4221(e) of ERISA; provided, that if Borrower, or any of its Subsidiaries or ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Benefit Plan or Multiemployer Plan, Borrower, any of its the Subsidiary or the ERISA Affiliate, as applicable, shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(vi) such additional financial information and statements with respect to the business, properties or the condition or operations, financial or otherwise, of the Project as Bank may from time to time reasonably request.

(c) All Financial Statements shall be (i) prepared (in accordance with GAAP), (ii) delivered in duplicate, and (iii) certified by Borrower’s representative with knowledge of such matters, as being true, complete and correct.

(d) Bank may upon an Event of Default, at Borrower’s sole cost and expense, require or order the audit and verification of any such financial statements by an independent certified public accountant, and upon request of Bank, Borrower shall make available to Bank convenient facilities at the office of Borrower for the conduct of such audit and verification.

(e) Borrower shall provide Bank with complete copies of Borrower’s federal income tax returns (including K-1s schedules and attachments and any extensions) for each calendar year by May 15th of the following year. If an extension is filed, then within 30 days of filing of extended tax returns.

Section 5.12. Estoppel Statement. After written request by Bank made not more than once in any calendar year, Borrower shall within fifteen (15) Business Days furnish Bank with a statement, duly acknowledged and certified, setting forth, to the knowledge of Borrower (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

Section 5.13. Management of Project. With respect to the Management Agreement executed by each Borrower, each Borrower hereby covenants and agrees as follows:

(a) Borrower shall (i) promptly perform and observe, in all material respects, all of the covenants required to be performed and observed by Borrower under its Management Agreement and do all things necessary to preserve and to keep unimpaired Borrower’s material rights thereunder; (ii) promptly notify Bank of any material default under its Management Agreement of which Borrower is aware; (iii) promptly deliver to Bank a copy of any notice of default or other material notice received by Borrower under its Management Agreement; and (iv) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Manager under its Management Agreement.

(b) If at any time, (i) a Manager shall become insolvent or a debtor in a bankruptcy proceeding, (ii) an Event of Default has occurred and is continuing or (iii) a default has occurred and is continuing beyond applicable notice an cure periods under its Management Agreement, Borrower shall, at the request of Bank, terminate the applicable Management Agreement upon thirty (30) days prior notice to such Manager and replace such Manager with a Qualified Manager (without the need for the approval of Bank) or a manager selected by Borrower and approved in writing by Bank, in Bank’s reasonable discretion, which approval shall not be unreasonably withheld, conditioned, or delayed.

(c) Borrower shall not, without the prior written consent of Bank, which consent shall not be unreasonably withheld, conditioned, or delayed, (i) except upon a default by Manager, surrender, terminate or cancel its Management Agreement or otherwise replace any Manager or enter into any other management agreement with respect to its Project; (ii) reduce or consent to the reduction of the term of its Management Agreement; (iii) increase or consent to the increase of the amount of any charges under its Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under its Management Agreement in any material respect. In the event that Borrower replaces a Manager at any time during the term of the Loan pursuant to this subsection, such Manager shall be approved by Bank in writing, which approval shall not be unreasonably withheld, conditioned, or delayed.

Section 5.14. Liens. Except as otherwise expressly permitted under this Agreement or the other Loan Documents, Borrower shall not, without the prior written consent of Bank, create, incur, assume or suffer to exist any Lien on any portion of the Project or permit any such action to be taken, other than the Mortgage and that certain Assignment of Leases and Rents made by Borrower to Bank. Borrower shall not take any action that would impair, in any material respect, the Lien created under this Agreement, the Mortgage or any other Loan Document.

Section 5.15. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business, other than rent abatements or concessions in the ordinary course of business.

Section 5.16. Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of its Project or seek any variance under any existing zoning ordinance or use or knowingly permit the use of any portion of its Project in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Bank.

Section 5.17. ERISA. Borrower covenants and agrees to deliver to Bank such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Bank that Borrower is not and will not be a Benefit Plan Investor.

Section 5.18. No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of its Property with (a) any other real property constituting a tax lot separate from its Property, or (b) any portion of its Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to its Property.

Section 5.19. Alterations. Bank’s prior written approval (such approval not to be unreasonably conditioned, withheld or delayed), shall be required in connection with any material alterations to any improvements at or on the Project, except for (a) alterations to Tenant spaces required, or permitted to be undertaken by such Tenant, under its Lease, (b) alterations required by Legal Requirements, and (c) non-structural improvements, alterations and maintenance and structural repairs, the cost of which is $250,000 or less with respect to each Project owned by each Borrower (in the aggregate in any twelve (12) month period).

Section 5.20. Reciprocal Easement Agreement. Borrower shall not enter into any reciprocal easement agreement without Bank’s prior written consent.

Section 5.21. Notices. Except in the event that Bank has delivered written notice of any such event to Borrower, Borrower shall give notice, or cause notice to be given, to Bank promptly upon obtaining knowledge of the occurrence, or the receipt of notice, of:

(a) any Event of Default;

(b) any default or event of default under any Contractual Obligation of Borrower that, to the knowledge of Borrower, could reasonably be expected to have a material adverse effect on the ability of Borrower to perform Borrower’s obligations under the Loan Documents or the rights and remedies of Bank under the Loan Documents;

(c) any material litigation or proceeding affecting Borrower, which, if finally resolved adversely to Borrower, would have a material adverse effect on the ability of Borrower to perform Borrower’s obligations under the Loan Documents;

(d) a change in the business, operations or financial or other condition or prospects of Borrower or Guarantor which could reasonably be expected to have a material adverse effect the ability of Borrower or Guarantor to perform Borrower’s or Guarantor’s respective obligations under the Loan Documents or the rights and remedies of Bank under the Loan Documents; or

(e) any ERISA Event.

Section 5.22. Curing. Bank shall have the right, but shall not have the obligation, following thirty (30) days’ prior written notice and an opportunity to cure, to exercise Borrower’s rights to satisfy any Liens (that are not being contested by Borrower in good faith), claims or judgments against the Project. Borrower shall reimburse Bank on demand for any and all reasonable out of pocket costs incurred by Bank in connection with satisfying any Liens, claims or judgments against the Project.

Section 5.23. Limitation on Securities Issuances. None of Borrower shall issue any additional shares or other securities, other than those that have been issued as of the Closing Date without the prior written consent of Bank, which consent may be withheld by Bank in Bank’s sole and absolute discretion.

Section 5.24. Intentionally Omitted.

Section 5.25. Contractual Obligations. Other than the Loan Documents and the Borrower Operating Agreement, neither Borrower nor any of Borrower’s assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which Borrower or Borrower’s assets are bound, other than those necessary and customary for properties similar to the Project to operate and manage the same.

Section 5.26. Additional Indebtedness. Except as provided in Section 6.1(vii) hereof, Borrower shall not suffer or incur any additional debt, obligations as lessee under a capitalized lease or contingent liabilities without the prior written consent of Bank, which consent may be withheld by Bank in Bank’s sole and absolute discretion.

Section 5.27. Leasing.

(a) Restrictions on Leasing. Borrower shall (i) not execute a Major Lease which shall not have been submitted to and approved by Bank, (ii) not alter, modify or change the terms of any Major Lease except in the ordinary course of business and provided such alteration, modification or change does not have a material adverse financial effect on Borrower, (iii) not give any consent (where tenant is required to seek the consent of landlord under the applicable Major Lease) or exercise any option unless required by the terms of any Major Lease approved by Bank or any other Lease, (iv) not cancel or terminate any Major Lease or accept a surrender or tenant buyout thereof except in the event of an expiration of a Major Lease by its terms or a default by the Tenant thereunder or in the ordinary course of business and provided such cancellation, surrender or termination (other than in connection with an event of default by the Tenant thereunder on an expiration by its terms) will not have a material adverse effect on Borrower, unless approved by Bank, (v) not consent to any assignment of or subletting under any Major Lease, unless the same shall be in accordance with the terms of such Major Lease and such terms have been approved by Bank, (vi) not collect any of the rents, income and profits (other than security deposits) arising or accruing under any Lease or from the Project for more than one (1) month in advance of the time when the same shall become due, (vii) except with respect to the Loan Documents, not execute any other assignment of Borrower’s interest in Major Leases or any assignment of rents arising or accruing from Major Leases or from the Project; (viii) observe and promptly and faithfully perform or cause to be performed, in all material respects, all of the covenants, conditions and agreements contained in all Leases, (ix) at all times do all things reasonably necessary in the exercise of sound business judgment to compel performance by the lessee under each Lease of all material obligations, covenants and agreements by such lessee to be performed thereunder, (x) not do or permit to be done anything to impair the security of any Lease, (xi) at Bank’s request, assign and transfer to Bank any and all subsequent Leases upon all or any part of the Project, and (xii) execute and deliver at the reasonable request of Bank all such further assurances and assignments in the Project as Bank shall from time to time require. None of the foregoing restrictions set forth in clauses (i) through (vii) of this Section shall be done or suffered to be done without in each instance obtaining the prior written consent of Bank, and any of such acts done without the prior written consent of Bank shall be null and void. Notwithstanding the foregoing to the contrary, Borrower may enter into any extension of a Major Lease, or a new Major Lease with an existing tenant under a Major Lease, without the approval or consent of Bank, provided that such extension, or new Major Lease is on the Borrower’s standard form of lease or lease amendment (which form has been approved by Bank or is otherwise substantially in the form of the existing Major Lease with such tenant) and is at a base rental rate of not less than 95% of the base rental rate paid by such tenant under its existing Major Lease, and any reduced rent shall not take effect until after expiration of the initial lease term (provided that any reduction in such initial lease term has been approved by Bank in its sole discretion). Any approval by Bank requested by Borrower pursuant to this Section 5.27(a) that Bank does not grant or reasonably object to within ten (10) Business Days after Bank’s receipt of such request shall be deemed granted. Bank shall not unreasonably withhold, delay, or condition any such requested approval. If Bank denies or objects to any such approval, Bank’s reply shall include a reasonably specific explanation of the grounds for Bank’s denial or objection.

(b) Reserved.

(c) Tenant Estoppel Certificates. If any of the Leases provide for the giving by the lessee thereunder of certificates with respect to the status of such Leases, or if any of the Leases are silent as to this issue, Borrower shall exercise Borrower’s right to request such certificates or use Borrower’s good faith efforts to obtain such certificates within thirty (30) days of any demand therefor by Bank; provided, however, that Bank shall not make such demand more than once in any calendar year.

(d) Copies of Leases. Within ten (10) Business Days of any such request, Borrower shall submit to Bank or Bank’s counsel true and complete copies of all Leases for the Project including all amendments thereto or extensions thereof, and any guarantees thereof, all solely to the extent not previously delivered to Bank.

(e) Subordination and Attornment. Unless otherwise approved or deemed approved by Bank, which approval shall not be unreasonably withheld, conditioned, or delayed, each Lease hereafter entered into shall be subordinate (which subordination may be conditioned upon the delivery by Bank of a commercially reasonable non-disturbance agreement) to the lien of the Mortgage encumbering the such Lease premises, to all advances under the Mortgage and to any renewals, extensions, modifications or consolidations thereof, and shall provide that, in the event of the enforcement by Bank of the remedies provided for by law, by this Agreement or by the Mortgage, the lessee thereunder shall, upon request of any person succeeding to the interest of Borrower as a result of such enforcement, automatically become the lessee of and shall attorn to said successor in interest, without change in the terms or other provisions of such Lease; provided, however, that said successor in interest shall not be bound by (i) any payment of rent or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by said lessee of its obligations under said Lease, or (ii)

any material amendment or modification of the Lease made without the consent of Bank or such successor in interest, unless such consent is not required pursuant to this Section 5.27. Each Large Lease shall also provide that, upon request by said successor in interest, such lessee shall execute and deliver an instrument or instruments confirming such attornment. Within ten (10) days after Borrower’s request, Bank will enter into a commercially reasonable subordination, non-disturbance agreement with respect to any Lease.

Section 5.28. Debt Service Coverage Ratio.

(a) Borrower shall maintain a minimum debt service coverage ratio (“DSCR”) of 1.40:1.00. The DSCR shall be tested on an annual basis with the first test to be performed in 2017 based on the year end operating statements for the annualized period ending on December 31, 2016, and shall be measured from year-end operating statements for each year thereafter. The DSCR shall be calculated as the ratio of Borrower’s Net Income to the Debt Service on a trailing 12 months basis for years 2016 and thereafter.

“Borrower’s Net Income” shall mean for any period, all Borrower’s actual income from the Project, as may be adjusted from time to time to add back abated rent amounts less the sum of (i) a vacancy allowance at the greater of 5% of gross revenue or actual vacancy, (ii) replacement reserves at $0.25 per square foot of Project space (per the Property Condition Report) and (iii) management fees at the greater of 4% of gross revenue or actual management fees.

“Debt Service” shall mean for any period the principal payable under the Note plus accrued interest payable under the Note.

(b) The certificate of Bank as to any DSCR calculation shall, absent manifest error, be final, conclusive and binding on Borrower.

(c) Should Borrower fail to meet the DSCR, Borrower may, no later than 30 days after receipt of notice from Bank that Borrower is not in compliance with the DSCR, pay down the outstanding Loan Amount or pledge fully restricted cash collateral to Bank upon terms acceptable to Bank (the “Cash Collateral Pledge”), to extent necessary to bring the DSCR in compliance. For the purposes of calculating the DSCR after a Cash Collateral Pledge, cash collateral shall be deemed a dollar for dollar reduction in the outstanding Loan amount in calculating the Debt Service. The method to derive the implied monthly principal payments in calculating the implied Debt Service (based on the reduced Loan principal) shall be consistent with the Bank’s method for calculating the monthly Loan principal payment as set forth in the Note.

Section 5.29. Capital Expenditure Reserve Account. Each Borrower shall deposit in a reserve account with Bank (the “Capital Reserve Account”) at the time of each payment of an installment of interest and/or principal under the Note, an additional amount equal to the Monthly Capex Payment (defined below), to fund capital future expenditures for repair and replacement of Project improvements, furniture, fixtures and equipment. The determination of the amount so payable and of the fractional part thereof to be deposited with Bank, so that the aggregate of such deposits shall be sufficient for this purpose, shall be an amount not less than the Capital Expenditure Reserve Minimum (as set forth below). Such amounts shall be held in a fully restricted non-interest bearing account pledged to Bank, as additional security for the Debt, but shall be applied by each Borrower, and made available by Bank, to the payment of costs incurred by Borrower in connection with the repair, replacement, and upgrade of its Project improvements. Disbursements from the Capital Reserve Account shall be made within 10 Business Days after Borrower’s submission to Bank, of a disbursement request (on Bank’s standard form) and copies of (i) invoices, receipts and billing statements setting forth the costs of such repair and replacement work or material, (ii) if requested by Bank with respect to expenditures exceeding $250,000.00, a certificates from an architect or third party inspector certifying the installation of materials or improvements to its Project, provided that Bank shall have notified Borrower in writing of such requirement prior to Borrower’s commencement of the applicable work, and (iii) if applicable, conditional lien releases from workmen, materialmen, contractors or subcontractors providing services or materials in excess of $100,000.00, in connection with such repair or replacement work or material.

Upon an Event of Default, the balance of any Capital Reserves Account may be used and applied for any purpose authorized pursuant to this Agreement or any other Loan Document, including, without limitation, payment of the Debt in any order Bank may deem appropriate. Nothing herein contained shall be deemed to affect any right or remedy of Bank under any provisions of this Agreement or of any statute or rule of law to pay any such amount and to add the amount so paid, together with interest at the Involuntary Rate, to the Debt.

The amount of $10,203.00 (“Monthly Capex Payment”) reflecting one month of the Capital Reserve Minimum shall be debited from each Borrower’s operating account and deposited in the Capital Reserves Account commencing on the first monthly payment of interest and/or principal under the Note and continuing each month thereafter with each monthly payment of interest and/or principal under the Note. However, in no event shall Borrower be obligated to fund the Capital Reserve Account to an amount exceeding $1.00 per square foot.

Any disbursement from the Capital Reserve Account shall be deposited to the Operating Account.

Section 5.30. Intentionally Omitted.

Section 5.31. UCC Filings. Borrower and Guarantor hereby agree that upon an Even of Default, Bank shall have the right to order UCC, judgment and lien searches against Borrower and Guarantor at Borrower’s sole cost and expense. Borrower shall be responsible for all out of pocket costs actually incurred by Bank to continue the UCC-1 Financing Statements delivered by Borrower in favor of Bank from time to time.

Section 5.32. Updated/New Appraisal. Borrower and Bank hereby acknowledges and agrees that Bank may order an updated or new appraisal of the Project not more than once each calendar year, unless more often as required by applicable laws or regulations. Borrower shall pay for such new appraisal if such appraisal is ordered due to the occurrence of an Event of Default or if required by applicable laws or regulations.

ARTICLE VI

ENTITY COVENANTS

Section 6.1. Single Purpose Entity/Separateness. Until the Debt has been paid in full, Borrower represents and warrants, and covenants as follows:

Borrower has not and shall not:

(i) engage in any business or activity other than the ownership of the Project and any activities incidental thereto;

(ii) acquire or own any assets other than (A) the Project, and (B) such incidental personal property as may be necessary for the ownership of the Project;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv) fail to observe all organizational formalities or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its Organizational Documents;

(v) form or own any Subsidiary or make any investment in any Person;

(vi) commingle its assets with the assets of any other Person, except as required under this Loan Agreement to keep the TI/LC Reserve Account and the Capital Reserve Account;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than (A) the Loan and/or (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, (4) due not more than ninety (90) days past the date incurred and paid on or prior to such date and (5) does not exceed in aggregate more than $250,000 to any debtor or Affiliate thereof; (For purposes of this paragraph “debt” shall not include security deposits or obligations for tenant improvements, tenant improvement allowances or leasing commissions that are not yet due and payable);

(viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person;

(ix) enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, provided however, that this subsection (xi) shall not be deemed to prohibit Borrower from pledging assets to secure its own obligations as required or permitted by the Loan Documents;

(xii) make (A) any loans or (B) any advances (except with respect to distributions to its shareholders, partners or members, as applicable) to any Person;

(xiii) fail to file its own tax returns or file a consolidated federal income tax return with any Person (in each case, solely to the extent required by applicable Legal Requirements);

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, to the extent of available net operating revenue from the Project;

(xvi) (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors’ Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate invoices and checks;

(xviii) fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds to the extent of available net operating revenue from the Project;

(xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable; and

(xx) fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations.

Section 6.2. Change of Name, Identity or Structure. Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including Borrower’s trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, the Mortgage or any UCC-1 Financing Statements, (d) the corporate, partnership, limited liability company or other organizational structure of Borrower (provided that any Transfer permitted under the terms of this Loan Agreement or otherwise consented to by Bank shall not be deemed a change in the Borrower’s organizational structure under this Section 6.2), (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Bank of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Bank. In addition, Borrower shall not change or permit to be changed any Organizational Documents of such person if such change would materially and adversely impact the covenants set forth in Section 6.1 hereof. Borrower shall execute and deliver to Bank, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement amendment reasonably required by Bank to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Bank, Borrower shall execute a certificate in form reasonably satisfactory to Bank listing the trade names under which Borrower intends to operate under, and representing and warranting that Borrower does business under no other trade name. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Bank of such organizational identification number or change. Notwithstanding anything to the contrary contained herein, Bank hereby agrees that Borrower Member may change its name and/or dissolve, provided that, in connection with any such dissolution, all of Borrower Member’s interest in each Borrower is assigned and transferred to REIT Operating Partnership.

Section 6.3. Business and Operations. Borrower shall remain in good standing under the laws of each State as and to the extent the same are required for the ownership, maintenance, management and operation of the Project. Borrower shall not enter into any line of business other than the ownership and operation of the Project, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

ARTICLE VII

NO SALE OR ENCUMBRANCE

Section 7.1. Transfer Definitions. For purposes of this Article VII, an “Affiliated Manager” shall mean any managing agent of the Project in which Borrower, Guarantor or any Affiliate of such Persons has directly or indirectly, any legal, beneficial or economic interest; “Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; “Restricted Party” shall mean Borrower, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, any Affiliated Manager, or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, lien, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest. For the avoidance of doubt, as of the Closing Date neither Tower Realty Asset Management, Inc., a Florida corporation, nor Tower Realty Partners, Inc., a Florida corporation, is an Affiliated Manager hereunder.

Section 7.2. No Sale/Encumbrance.

(a) Except as otherwise expressly provided in this Article VII, Borrower shall not cause or permit a Sale or Pledge of the Project or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”) without the prior written consent of Bank, or delayed, unless and until the Debt is paid in full. The provisions of this Section shall not prohibit transfers of direct or indirect interests in Borrower under any will or testament or applicable law of descent or to any estate planning vehicle under the Control of the transferor of such interest.

(b) Borrower acknowledges that Bank has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Project, in agreeing to make the Loan, and will continue to rely on each Borrower’s ownership of its Project as a means of maintaining the value of such Borrower’s Project as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Bank has a valid interest in maintaining the value of the Project so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Bank can recover the Debt by a sale of the Project.

(c) Without the prior written consent of Bank, except to the extent otherwise set forth in this Section 7.2, Borrower shall not, and shall not permit any Restricted Party to do any of the following (individually or collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Project or any part thereof or any direct or indirect legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than in each case pursuant to easements, Leases, and other occupancy agreements made in accordance with the terms of this Agreement.

(d) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the applicable Project or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the applicable Project for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) except as set forth in this Section 7.2, with respect to Guarantor, if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.13. For the avoidance of doubt, for purposes of this Section 7.2, a Transfer or Prohibited Transfer shall not include (x) any issuances, redemptions, conversions, sales, purchases or transfers of the public shares of the REIT Operating Partnership or of City Office REIT, Inc., a Maryland corporation (“CIO REIT”), or (y) any of the transactions, contributions, transfers or steps occurring on or prior to the date of this Agreement as described in the Registration Statement of the REIT Operating Partnership or CIO REIT filed with the U.S. Securities and Exchange Commission that were required for the REIT Operating Partnership or CIO REIT to become an indirect owner of the Project.

(e) Notwithstanding the provisions of this Section 7.2, Bank’s consent shall not be required in connection with (A) one or a series of Transfers other than publicly traded shares (excluding the Transfers referenced in subparts (B) and (C) immediately following) of not more than forty-nine percent (49%) of the direct or indirect stock, the limited partnership interests or non-managing membership interests (as the case may be) in Borrower, (B) Transfers of direct or indirect interests in Borrower by and between existing Affiliates or any existing Restricted Party as the Closing Date, including, without limitation, Transfers by Borrower Member of all of its interests in one or more Borrower to REIT Operating Partnership (C) Transfers of the limited partnership interests of the REIT Operating Partnership, including any redemption of such limited partnership interests or the conversion of such limited partnership interests into shares of CIO REIT so long as CIO REIT continues to Control the REIT Operating Partnership, and (D) Transfers of direct and indirect interests in Borrower to any Qualified Transferee; provided, however, in each case, no such Transfer or series of Transfers shall result in the change of Control in a Restricted Party, and each such Transfer shall be conditioned upon the following: (i) receipt by Bank of prompt notice of each such Transfer (except, for the avoidance of doubt, with respect to transfers of the public shares of CIO REIT or Transfers of the limited partnership interests in the REIT Operating Partnership as described in subpart (C) above), (ii) continued compliance with the relevant provisions of Article VI hereof, and (iii) Borrower’s ability to, after giving effect to such Transfer, remake the representations contained herein relating to ERISA matters and the Patriot Act, OFAC and matters concerning Embargoed Persons (and, upon Bank’s request, Borrower shall deliver to Bank an certificate an Authorized Representative containing such updated representations effective as of the date of the consummation of such Transfer). In addition, at all times, either (x) a Qualified Transferee (or an entity Controlled by a Qualified Transferee) or (y) the REIT Operating Partnership or CIO REIT must continue to directly or indirectly Control Borrower, Borrower Member (to the extent still in existence) and any Affiliated Manager and must continue to own, directly or indirectly, at least a twenty five percent (25%) legal and beneficial interest in Borrower

(f) Notwithstanding anything in the Loan Documents to the contrary, REIT Operating Partnership, may incur the following indebtedness without the Bank’s prior written consent: (i) unsecured indebtedness, (ii) indebtedness secured by interests in, or assets or accounts of, entities other than any Borrower or Borrower Member, (iii) indebtedness secured by liens or mortgages on properties other than the Projects, and (iv) distributions of excess cash flow from the Projects by Borrower, Borrower Member and REIT Operating Partnership subject to the limitations set forth in the Loan Documents.

Section 7.3. Bank’s Rights. Bank reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to $5,000 and all of Bank’s reasonable out-of-pocket expenses actually incurred in connection with such Prohibited Transfer, (c) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article VI and the other Loan Documents), (d) a new manager for the Project and a new management agreement satisfactory to Bank (if applicable), and (e) the satisfaction of such other conditions and/or legal opinions as Bank shall determine in Bank’s sole and absolute discretion. All reasonable out of pocket expenses incurred by Bank shall be payable by Borrower whether or not Bank consents to the Prohibited Transfer. Bank shall not be required to demonstrate any actual impairment of Bank’ security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Bank’s prior written consent. This provision shall apply to each and every Prohibited Transfer, whether or not Bank has consented to any previous Prohibited Transfer.

Section 7.4. Assumption. Borrower hereby acknowledges and agrees that no transfer of all or any portion of the Project to, and the related assumption of the Loan by, any Person shall be permitted under this Agreement.

ARTICLE VIII

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1. Insurance.

(a) Borrower shall obtain and maintain at all times policies of insurance as follows:

(i) comprehensive “all risk” or “special causes of loss” insurance, including, without limitation, fire, flood, windstorm, earthquake, terrorism, vandalism, malicious mischief and such other hazards as may be reasonably specified by Bank for the mutual benefit of Borrower and Bank and which is customarily maintained for like properties, including the improvements and the fixtures (other than trade fixtures) at its Project, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) and provided that windstorm, earthquake and flood may have a sub limit reasonably acceptable to Bank; (B) containing a replacement cost endorsement and an agreed amount endorsement with respect to such improvements and fixtures (other than trade fixtures) and/or an endorsement waiving all coinsurance provisions; (C) providing for no deductible in excess of $75,000 (or $100,000 with respect to earthquake insurance), and, with respect to windstorm coverage, no deductible in excess of five percent (5%) of total insurable value for each Project not to exceed $500,000 maximum deductible (except with respect to windstorm coverage for named storms, for which such percentage limit shall apply but such dollar limit shall not apply), and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Borrower shall obtain, or cause to be obtained: (x) if any portion of the improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (y) earthquake insurance in amounts and in form and substance reasonably satisfactory to Bank as determined by a probable maximum loss study or other acceptable assessment of expected maximum loss, not to exceed the amount of indebtedness, in the event the Project is located in an area with a high degree of seismic risk provided that the insurance pursuant to clauses (x) and (y) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i) and further provided that regardless of the flood or seismic zone, Bank may require reasonable limits of insurance covering such risks;

(ii) Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Project, covering at least the following hazards: (1) premises and operations; (2) independent contractors; and (3) contractual liability, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $5,000,000 per location and a per occurrence limit of not less than $1,000,000; (B) with an aggregate limit of not less than $2,000,000 for products/completed operations coverage; (C) with a limit of not less than $1,000,000 for personal injury/advertising injury; and (D) with coverage to continue at not less than the aforesaid limits until required to be changed by Bank in writing by reason of changed economic conditions making such protection inadequate;

(iii) loss of rents insurance or business income insurance, as applicable, (A) covering all risks required to be covered by the insurance provided for in subsection (i) above; (B) which provides that after the physical loss to the improvements and fixtures (other than trade fixtures) occurs, the loss of rents or income, as applicable, will be insured until such completion of Restoration and notwithstanding that the policy may expire prior to the end of such period; and (C) which contains an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of at least twelve (12) months from the date that the Project is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Project for the succeeding period of coverage required above. All proceeds payable to Bank pursuant to this subsection shall be held by Bank and shall be applied to the obligations secured by the Loan Documents with any remaining balance promptly payable to Borrower; provided, however, that nothing herein contained shall be deemed to relieve Borrower of Borrower’s obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iv) at all times during which structural construction, demolition, structural repairs or structural alterations are being made with respect to the improvements, and only if the property coverage form does not otherwise apply,

(A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy;

(B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy the Project, (4) with an agreed amount endorsement waiving co-insurance provisions, and (5) including coverage for so-called “soft costs” and delayed completion loss of income; and

(C) Borrower shall ensure, or cause to be insured, that the general contractor maintains (1) commercial general liability coverage, including products and completed operations coverage that shall be continuously renewed for the statutory period during which claims can be made following completion of the project, (2) automobile liability insurance (including owned, hired and non-owned liability) and (3) umbrella/excess liability insurance with no less than $5,000,000, or such other amount reasonably acceptable to Bank, in limits per occurrence and in the annual aggregate per project, and in addition Borrower shall ensure, or cause to be insured, that all trade contractors provide similar liability insurance coverage with umbrella liability limits that are commensurate with the risks presented by their operations at the site as determined by the general contractor. All parties engaged in work on the improvements or on any restoration shall maintain any workers’ compensation and employer’s liability insurance required by law in force for all workers on the job. A certificate of insurance shall be issued to Borrower and Bank, naming each as Additional Insured (except with respect to workers’ compensation and employer’s liability), and evidencing all insurance required in this subsection. Borrower and Bank shall be named as Additional Insured with respect to the general contractor’s ongoing operations and completed operations by endorsements satisfactory to Bank. Such insurance shall be primary and any other insurance maintained by the additional insured shall be excess only and not contributing with this insurance;

(v) workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the Project, or in connection with the Project or its operation (if applicable);

(vi) intentionally omitted;

(vii) excess liability insurance in an amount not less than $5,000,000 per occurrence and in the aggregate per location, or such other amount reasonably acceptable to Bank, per occurrence and per location, on terms consistent with the commercial general liability insurance required under subsection (ii) above; and

(viii) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Bank from time to time may reasonably request against such other insurable hazards that at the time are commonly insured against for property similar to the Project located in or around the region in which the Project is located.

(b) All insurance provided for in Section 8.1(a) hereof shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be in such forms and in such amounts as required above, and shall be subject to the reasonable approval of Bank as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a general policy rating of “A-” or better and a financial class of XI or better by A.M. Best Company, Inc. The Policies described in Section 8.1(a) hereof shall designate Bank and their successors and assigns as mortgagee, additional insured and/or loss payee as deemed appropriate by Bank. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Bank, Borrower shall deliver to Bank certificates evidencing renewal of the Policies (such certificates, the “Insurance Certificates”) (and if requested by Bank, a copy of the Policies), accompanied by evidence satisfactory to Bank of payment of the premiums due with respect to the policies (the “Insurance Premiums”), and within thirty (30) days after the expiration dates of such Policies, Borrower shall deliver to Bank renewal policies.

(c) Any blanket property insurance Policy shall specifically allocate to the Project the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Project in compliance with the provisions of Section 8.1(a) hereof.

(d) All Policies provided for or contemplated by Section 8.1(a) hereof shall in the case of Policies providing for (i) property damage, boiler and machinery, terrorism, flood and earthquake insurance, shall provide that the loss thereunder shall be payable to Bank, as mortgagee and loss payee, and (ii) commercial general liability insurance, such Policies shall name Bank as additional insured.

(e) All Policies provided for in Section 8.1(a) hereof shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower or anyone acting for or on behalf of Borrower or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance with respect to Bank;

(ii) the property damage insurance Policies, including boiler and machinery, earthquake, flood and terrorism, if separately provided, shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Bank (or ten (10) days for non-payment of premiums) and any party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Bank if the Policies have not been renewed ten (10) Business Days prior to their expiration;

(iv) Bank shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder, provided that the insurer need not waive the requirement that the premium be paid in order for a claim to be paid and further shall provide that Bank is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums;

(v) the Policies do not contain an exclusion for acts of terrorism; and

(vi) any claim or defense any property damage insurance company may have against Borrower to deny payment of any claim by Borrower thereunder shall not be effective against Bank (and affirmatively providing that the insurance company will pay the proceeds of such Policy to Bank notwithstanding any claim or defense of the insurance company against Borrower) and such Policies shall also contain a standard “Waiver of Subrogation” endorsement.

(f) If at any time Bank is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Bank shall have the right, upon not less than ten (10) Business Days’ prior written notice to Borrower (except in the event of an emergency or an imminent lapse or loss of insurance coverage), to take such action as Bank deems necessary to protect Bank’s interest in the Project, including, without limitation, obtaining such insurance coverage as Bank in Bank’s reasonable discretion deems appropriate. All reasonable out of pocket premiums paid or incurred by Bank in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Bank promptly upon demand and shall bear interest at the Involuntary Rate.

(g) Borrower shall not take out separate insurance concurrent in form or contributing (in the event of a loss) to the insurance required to be maintained under this Section 8.1. Borrower may, however, carry, or permit Tenants to carry, insurance for the Project in addition to required insurance, but only if such additional insurance: (i) does not violate or entitle the carrier to assert any defense or disclaim any primary coverage under any required insurance; (ii) mutually benefits Borrower or Tenants, as the case may be, and Bank, as their interests may appear; and (iii) otherwise complies with this Agreement

(h) Bank acknowledges that Borrower’s insurance coverage in effect as of the Closing Date and approved by Bank satisfies the requirements of Section 8.1.

Section 8.2. Insurance Reserves; Payment by Bank. Each Borrower shall deposit in an account with Bank (the “Insurance Reserve Account”), at the time of each payment of an installment of interest and/or principal under the Note, an additional amount sufficient to discharge the Insurance Premiums under this Article VIII when they become due. The determination of the insurance reserve amount to be deposited and of the fractional part thereof to be deposited in reserve with Bank, so that the aggregate of such deposits shall be sufficient for such purpose, shall be made by Bank in Bank’s sole but reasonable discretion. Such amounts shall deposited in the Insurance Reserve Account and shall be applied by Borrower to the payment of the obligations in respect of which such amounts were deposited, on or before the respective dates on which the same or any of them would become delinquent. Borrower agrees and acknowledges that it is Borrower’s sole responsibility to insure that the premium payment obligations under this Article VIII are paid on a timely basis and that Bank has no obligation to pay such premium payment. During the existence of an Event of Default, the balance of any such amounts in the Reserves Account may be used and applied for any purpose authorized pursuant to this Agreement or any other Loan Document, including, without limitation, payment of the Debt in any order Bank may deem appropriate. If, prior to the date any of the aforementioned obligations may be paid, the amounts then on deposit in the Reserves Account for payment of Insurance Premiums shall be insufficient for the payment of such obligation in full, Borrower shall, within ten (10) days after demand, deposit the amount of the deficiency with Bank. Nothing herein contained shall be deemed to affect any right or remedy of Bank under any provisions of this Agreement or the Mortgage or of any statute or rule of law to pay any such amount and to add the amount so paid, together with interest at the Involuntary Rate, to the Debt. Prior to or at Loan closing, seven (7) months of the estimated Insurance Premium payment obligations under this Article VIII, shall be deposited in the Insurance Reserve Account, with the next deposit amount of $6,302.47, reflecting one month of the estimated Insurance Premium payment obligations under this Article VIII to be debited from Borrower’s operating account on the date of the next monthly payment of interest and/or principal under the Note.

Section 8.3. Casualty. If he Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Bank and Bank shall have the right to join Borrower in adjusting any loss. In addition, after the entry of any decree of foreclosure of the Mortgage, any purchaser at foreclosure sale or the decree creditor, as the case may be, shall also have the right to join in the adjustment of any such losses. Any moneys received as payment for any loss under any such insurance (the “Insurance Proceeds”) shall be paid over to Bank to be applied, at Bank’s option subject to the terms hereof, either to (i) prepayment of the Note and other sums due under the Loan Documents or (ii) to the extent reasonably practicable, the reimbursement of Borrower from time to time of expenses incurred by Borrower in connection with the restoration of the Project (“Restoration Work”) and upon terms otherwise satisfactory to Bank. Bank shall have the right to participate in the adjustment of all claims for Insurance Proceeds. Borrower shall promptly commence and diligently prosecute the restoration of the Project, provided that Bank makes the Insurance Proceeds available to Borrower. Subject to Bank making sufficient insurance proceeds available to Borrower, Borrower shall pay all costs of such restoration whether or not such costs are covered by insurance. Provided and on condition that no Event of Default has occurred and is continuing, any prepayment of the Debt by application of Insurance Proceeds shall not be subject to any Prepayment Premium. Notwithstanding the foregoing, Bank will hold the Insurance Proceeds without interest and will release the insurance proceeds as restoration progresses in payment of restoration costs, subject to the following conditions:

(a) There shall be no outstanding Event of Default;

(b) At the time of the restoration (including a reasonable stabilization period), there will be Leases in place to generate sufficient income to cover all operating expenses of the Property and all debt service payments.

(c) Bank shall approve the plans and specifications for the restoration, which approval shall not be unreasonably withheld, conditioned, or delayed;

(d) The size, quality and use of the Improvements on the Land, or, alternatively, the Property Income derived therefrom, shall be substantially the same as or better than immediately prior to the casualty;

(e) There shall be funds on deposit at all times with Bank, which together with any additional funds paid by Borrower, are sufficient to complete the restoration, as certified by an architect approved by Bank;

(f) The insurance proceeds will be disbursed under such reasonable procedures as may be established by Bank; and

(g) Such other conditions as Bank would customarily be require as a construction lender, or are otherwise reasonable.

Section 8.4. Condemnation. Borrower shall promptly give Bank notice of the actual or threatened commencement of any proceeding for the Condemnation of the Project of which Borrower has knowledge and shall deliver to Bank copies of any and all papers served in connection with such proceedings. Bank may participate in any such proceedings, and Borrower shall from time to time deliver to Bank all instruments requested by Bank to permit such participation. Borrower shall, at Borrower’s sole cost and expense, diligently prosecute any such proceedings, and shall consult with Bank, Bank’s attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. In the event of such condemnation proceedings, the Award payable is hereby assigned to and shall be paid to Bank. Bank shall be under no obligation to question the amount of any such Award and may accept the same in the amount in which the same shall be paid. The proceeds of any Award so received shall (except for a temporary taking the Award for which shall be paid over to Borrower), at the option of Bank, and in the absence of a continuing Event of Default, either be (i) applied to the prepayment of the Note and other sums due under the Loan Documents at the rate of interest provided therein, regardless of the rate of interest payable on the Award by the condemning authority, or (ii) to the extent reasonably practicable, paid over to Borrower from time to time for expenses incurred by Borrower in the restoration of the Project and upon terms otherwise satisfactory to Bank, in Bank’s sole but reasonable discretion. Bank will not unreasonably withhold, condition, or delay its consent to application of the Award to restoration costs. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Bank, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Bank shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. To the extent Borrower shall be entitled or permitted to do the same, if the Project or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the restoration of the Project provided that Bank shall make available to Borrower sufficient Award proceeds for such purpose. If the Project is sold, through foreclosure or otherwise, prior to the receipt by Bank of the Award, Bank shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

ARTICLE IX

SECURITY INTEREST AND SET-OFF

Section 9.1. Security Interest. Borrower hereby grants to Bank or any other Affiliate of Bank holding any of the Debt, a lien, security interest and right of setoff, as security for the Debt, and all other obligations and liabilities to Bank, whether now existing or hereafter arising, upon and against all deposits (including deposits in Borrower’s operating accounts, tenant security deposit accounts and reserve account), credits, collateral and property relating to Borrower’s Project, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank, or in transit to any of them.

Section 9.2. Set-Off and Debit. If at any time following and during the continuance of an Event of Default Bank accelerates the Debt, then any such deposits, balances or other sums credited by or due from Bank, or from any such Affiliate of Bank, to Borrower may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, debited and appropriated, and applied by Bank against any or all of the Debt, in such manner as Bank in its sole but reasonable discretion may determine. Within five (5) Business Days of making any such set off, debit or appropriation and application, Bank agrees to notify Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off, debit or appropriation and application. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Section 9.3. Right to Freeze. Bank shall also have the right, at its option, upon the occurrence of any event which would entitle Bank to set off or debit as set forth in Section 9.2 of this Agreement, to freeze, block or segregate any such deposits, balances and other sums so that Borrower may not access, control or draw upon the same.

Section 9.4. Additional Rights. The rights of Bank and each Affiliate of Bank under this Article IX are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which Bank may have.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.1. Event of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) if any regularly scheduled portion of the Debt is not paid within five (5) days after the date the same is due, or if the entire Debt is not paid on or before the Maturity Date;

(b) if Borrower shall fail to pay any other sum hereunder or under any of the other Loan Documents when and as the same shall become due and payable and such failure shall not be cured within thirty (30) days after notice from Bank;

(c) if the Policies are not kept in full force and effect;

(d) if (i) Borrower breaches any covenant with respect to itself contained in Article VI hereof; provided, however, that, if (A) Bank determines in its reasonable discretion that such breach or violation (1) was not made in bad faith, (2) is capable of being cured, and (3) Bank would not be prejudiced in any material respect by permitting Borrower to cure the same, and Bank determines in its reasonable discretion that such breach or violation is immaterial, Bank will permit Borrower thirty (30) days after written notice thereof to cure such misrepresentation or breach of warranty before it becomes an Event of Default hereunder, or (ii) if a Prohibited Transfer occurs in violation of Article VII hereof;

(e) if any representation or warranty of any Person comprising Borrower or Guarantor, or with respect to, Borrower, Guarantor or any shareholder, member, general partner, principal or beneficial owner of Borrower, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Bank at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made;

(f) if (i) Borrower, Guarantor, or Borrower Member shall commence any case, proceeding or other action (A) under any Creditors’ Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Guarantor, or Borrower Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Guarantor, or Borrower Member any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower, Guarantor, or Borrower Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower, Guarantor, or Borrower Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, Guarantor, or Borrower Member shall admit in writing its inability to, pay its debts as they become due;

(g) if there should occur a default which is not cured within the applicable grace period, if any, under any other mortgage encumbering all or part of the Project regardless of whether any such other mortgage is prior or subordinate to the Mortgage or upon default in the performance of any term, provision, covenant or condition, which is not cured within the applicable grace period, if any, under the notes evidencing such deeds of trust or any other documents executed in connection therewith;

(h) if Borrower shall be in default beyond applicable notice and grace periods under any other loan or financing arrangement between Borrower and Bank, whether now or hereafter existing;

(i) if any federal tax lien is filed against Borrower, Guarantor, Borrower Member or the Project and same is not discharged of record or bonded within forty-five (45) days after the same is filed;

(j) if a judgment is filed against Borrower, Guarantor, Borrower Member or the Project in excess of $100,000 which is not stayed, vacated, bonded or discharged within forty-five (45) days after the same is filed;

(k) subject to the Borrower’s right to contest Liens in good faith in accordance with this Agreement, if any Lien is filed or recorded against the Project or any interest therein in violation of Section 5.4(c) and such Lien is not removed, discharged or bonded to the satisfaction of Bank within thirty (30) days of such filing or recording;

(l) if Borrower, Guarantor or Borrower Member shall breach any of the terms of Section 5.28 (Debt Service Coverage Ratio) and Section 5.21 (Notices):

(m) reserved;

(n) reserved;

(o) reserved;

(p) reserved;

(q) if an ERISA Event shall have occurred that, in the opinion of the Bank, when taken together with all other ERISA Events that have occurred, results in or could reasonably be expected to result in liability to Borrower in excess of $50,000;

(r) if Borrower shall file a notice, pursuant to Section 697.04, Florida Statutes, limiting the maximum principal amount that may be secured by the Mortgage to a sum less than the maximum principal amount set forth in Section 5.11 of the Mortgage; or

(s) other than each Event of Default set forth under Section 10.1(a) through (r), inclusive, if Borrower or Guarantor shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than thirty (30) days after written notice from Bank in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Bank in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of another sixty (60) days (subject to further extension by Bank, in Bank’s sole discretion).

Section 10.2. Remedies.

(a) Upon the occurrence of an Event of Default and at any time thereafter Bank may, in addition to any other rights or remedies available to Bank pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Bank deem advisable to protect and enforce Bank’s rights against Borrower, Guarantor and in the Project, including, without limitation, declaring the Debt to be immediately due and payable, and Bank may enforce or avail themselves of any or all rights or remedies provided in the Loan Documents and may exercise all the rights and remedies of a secured party under the UCC, as adopted and enacted by the State where the Project is located, against Borrower, Guarantor and the Project, including, without limitation, all rights or remedies available at law or in equity.

(b) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Bank against Borrower or Guarantor under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or Guarantor or at law or in equity may be exercised by Bank at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Bank shall have commenced any foreclosure proceeding or other action for the enforcement of Bank’s rights and remedies under any of the Loan Documents with respect to the Project. Any such actions taken by Bank shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Bank may determine in Bank’s sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Bank permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE XI

PARTIAL RELEASES

Each Borrower’s Project may be released (a “Released Project”) from the lien of its Mortgage subject to (i) satisfaction of the following conditions (“Partial Release Conditions”) and (ii) payment of outstanding Loan principal in such amount as to satisfy Partial Release Conditions (c) and (d) below (the “Release Amount”):

(a) There is at the time of such request and release, no Event of Default.

(b) Intentionally Omitted.

(c) Determination by Bank that the remaining Project (“Un-Released Project”) can support a DSCR of 1.50:1.00, based on meeting such DSCR from both (i) a trailing 12 month Borrower’s Net Operating Income on the Un-Released Project and (ii) a pro-forma Borrower’s Operating Income on the Un-Released Project based on income from in place Leases for the Un-Released Project, not to include Leases expiring within 12 months of such release, but including any new Lease (as approved by Bank if required under Section 5.27) for which the payment of rent has not yet commenced thereunder. The Debt Service shall be calculated based on the outstanding Loan principal (after accounting for the contemplated pay down of Loan principal for a Released Project) amortized over 30 years.

(d) Determination by Bank that Loan to Value of the Un-Released Project shall not exceed 65%, based on appraisals reasonably acceptable to Bank. Such determination will be based upon Bank’s most recent appraisal provided to Bank, except that Bank may require updated appraisals of the Un-Released Project if the most current appraisal of the Project required or ordered by Bank is 12 months or more older than the date of the release request or the release, and, in the Bank’s reasonable discretion, the Bank determines that there has been a deterioration in the market for the Project, and bank shall notify Borrower of the requirement for updated appraisals within 15 days following receipt of Borrower’s notice that it intends to release a Project. Borrower shall pay the costs of any such updated appraisal.

Bank’s determination of whether Borrower meets the forgoing conditions shall be made within 15 business days of Borrower’s request and submission of all documents and materials reasonable and necessary for Bank to make its determination.

The Bank’s determination of the forgoing conditions shall take into account any partial prepayment of the Note that will be made by Borrower in connection with the proposed partial release and any additional payment that Borrower elects to make in order to satisfy any of the conditions set forth above, including, without limitation, the Loan to Value condition. Once Bank notifies Borrower of its determination of the values of the remaining Projects for purposes of determining the Loan to Value of the Un-Released Project, such determination shall be binding upon Bank and Bank may not thereafter unilaterally modify such values, provided that Borrower closes on the sale and release of the Project within 120 days following receipt of written notice of Bank’s determination.

ARTICLE XII

BORROWER’S ACCOUNTS

Each Borrower shall be required to maintain all of its accounts associated with its Project with Bank. Without limitation of the foregoing, each Borrower shall have established and shall maintain the following accounts with Bank: (i) its primary operating account for its Project (each such operating account of each Borrower, the “Operating Account”), (ii) the Insurance Reserve Account, (iii) the Capital Reserve Account, and (iii) the TI/LC Reserve Account. Each Operating Account, Insurance Reserve Account, Capital Reserve Account, TI/LC Reserve Account, and all other accounts maintained by Borrower in connection with the Loan, shall be referred to herein as the “Accounts”. The Accounts shall not be co-mingled with each other or any other accounts or investments of any Borrower or its owners or Affiliates. Borrower shall pay all reasonable expenses of opening and maintaining the Accounts in amounts not to exceed those generally charged by Bank to similarly situated customers of Bank.

Borrower hereby pledges and assigns to Bank, and grants to Bank a first priority security interest in, all funds at any time on deposit in the Accounts as additional Collateral for the Loan. Borrower will take, or authorizes Bank to take, all actions necessary to maintain in favor of Bank a perfected first priority security interest in the Accounts, including, without limitation, filing UCC 1 financing statements and continuations thereof. All monies now or hereafter deposited into the Accounts shall be deemed additional security for the Loan. Borrower shall not, further pledge, assign or grant any security interest in the Accounts, or permit any Lien to attach thereto, except a Permitted Encumbrance. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the Uniform Commercial Code. Borrower and Bank further agree that it is the intent of the parties that this Agreement is an authenticated record evidencing Bank’s “control” of the Accounts (within the meaning of Section 9-104 of the Uniform Commercial Code as in effect in the State of Florida. Without limitation of the foregoing, upon the occurrence of an Event of Default, Bank shall have the right to apply funds in the Accounts to one or more of the following items, in Bank’s sole discretion, (i) to reduce the outstanding principal balance of the Loan, (ii) to pay debt service, fees and costs due under the Loan Documents, (iii) to the payment of real estate taxes and/or insurance premiums for the Property, (iv) to fund a segregated escrow account to pay costs to lease the Property and (v) to increase the balance of the Operating Account; provided, however, that Borrower shall remain liable at all times for all of the foregoing payment obligations, regardless of whether there are sufficient funds therefor in the Accounts.

ARTICLE XIII

RIGHT TO PARTICIPATE

Bank reserves the right to transfer, assign and/or grant participation interests of up to $15,000,000 of the Loan, but no such transfer, assignment or grant of participation interests shall affect or limit the rights and obligations of Bank, Borrower and Guarantor as set forth in the Loan Documents. Bank may disclose to, or share with, any actual or prospective assignee, transferee or participant all information, including, but not limited to, financial information, in Bank’s possession regarding the Loan, Borrower, Guarantor, or the Project.

ARTICLE XIV

INDEMNIFICATIONS

Section 14.1. General Indemnification. Borrower shall indemnify, defend and hold harmless the Indemnified Parties, or Borrower shall cause the Indemnified Parties to be indemnified, defended and held harmless, from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Project or any part thereof; (d) any failure of the Project to be in compliance with any applicable Legal Requirements or (e) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Bank hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Bank. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Bank.

Section 14.2. Intangible Tax Indemnification. Borrower shall, at Borrower’s sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise, or other similar taxes.

Section 14.3. ERISA Indemnification. Borrower shall, at Borrower’s sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Bank’s sole and absolute discretion) that Bank may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.17 hereof.

Section 14.4. Survival. The obligations and liabilities of Borrower under this Article XIV shall fully survive indefinitely notwithstanding any termination, satisfaction, or assignment of the Mortgage until all prospective claims thereunder shall be barred by applicable law.

ARTICLE XV

NOTICES

Section 15.1. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) facsimile, with confirmation of transmission, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Bank:	BankUnited, N.A. 7815 N.W. 148th Street Miami Lakes, Florida 33016 Attn: Commercial Loan Administration Telephone No.: 305-231-6400 Fax No.: 305-569-7792

With a copy to:

BankUnited, N.A.

189 S. Orange Avenue, Suite 1250

Orlando, Florida 32801

Attn: Patrick Fitzgerald, Senior Vice President

Telephone No.: (407) 308-3513

Fax No.: (407) 922-2219

and

GrayRobinson, P.A.

301 East Robinson Street, Suite 1400

Orlando, Florida 32801

Attn: Truong M. Nguyen, Esq.

Telephone No.: 407-244-56870

Fax No.: 407-244-5690

If to Borrowers:

CIO RESEARCH COMMONS, LLC,

CIO TECHNOLOGY POINT I & II, LLC

CIO UNIVERSITY TECH, LLC,

c/o City Office REIT, Inc.

1075 West Georgia St., Suite 2010, Vancouver, British Columbia V6E 3C9 Canada

Attn: Anthony Maretic

Fax No.: (604) 661-4873

With a copy to:	Miller, Canfield, Paddock and Stone, P.L.C. 101 North Main Street, 7th Floor Ann Arbor, Michigan 48104 (USA) Attn: Joseph M. Fazio, Esq. Telephone No.: 734-668-7633 Fax No.: 734-747-7147

And	Tower Realty Partners, Inc. 2701 Maitland Center Pkwy, Suite 225 Maitland, Florida 32751 Attn: Lanea Sagert Telephone No.: 407-659-0129

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; and in the case of facsimile delivery, upon confirmed transmission thereof.

ARTICLE XVI

FURTHER ASSURANCES

Section 16.1. Replacement and Corrective Documents. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower and Guarantor shall issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor. Borrower and Guarantor hereby consents and agrees that in the event that any of the Loan Documents misstate or inaccurately reflect the true and correct terms and provisions of the Loan and said misstatement or inaccuracy is due to the unilateral mistake on the part of Bank, mutual mistake on the part of any of Bank, Borrower and Guarantor or clerical error, then in such event Bank, Borrower and Guarantor shall, within thirty (30) days after written request of any of them and in order to correct such misstatement or inaccuracy, execute such new documents such parties may deem necessary to remedy said inaccuracy or mistake.

Section 16.2. Further Acts, Etc. Borrower and Guarantor shall, at the cost and expense of Borrower and Guarantor, and without expense to Bank, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Bank shall, from time to time, reasonably require, for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing or registering of the Mortgage, or for complying with all Legal Requirements. Borrower and Guarantor, on demand, shall deliver, and in the event Borrower or Guarantor shall fail to so deliver, hereby authorizes Bank to file, in the name of Borrower and Guarantor, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Bank in the Project.

Section 16.3. Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of any of the Project for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Bank’s interest in the Project, Borrower shall pay the tax, with interest and penalties thereon, if any. If Bank is advised by counsel chosen by Bank that the payment of tax by Borrower would be unlawful or taxable to Bank or unenforceable or provide the basis for a defense of usury then Bank shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b) If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower shall pay for the same, with interest and penalties thereon, if any.

Section 16.4. Expenses. Borrower covenants and agrees to pay or, if Borrower or Guarantor fails to pay, to reimburse, Bank upon receipt of written notice from Bank for all reasonable out of pocket costs and expenses (including attorneys’ fees and disbursements for outside counsel) incurred by Bank in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement, the Mortgage and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower and Guarantor (including, without limitation, any opinions requested by Bank as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Project); (b) Borrower’s and Guarantor’s ongoing performance of and compliance with Borrower’s and Guarantor’s agreements and covenants contained in this Agreement, the Mortgage and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) intentionally omitted; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Bank; (e) securing Borrower’s and Guarantor’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Bank all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Bank pursuant to this Agreement, the Mortgage and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower or Guarantor, this Agreement, the other Loan Documents, the Project, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Project or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings.

ARTICLE XVII

WAIVERS

Section 17.1. Remedies Cumulative; Waivers. The rights, powers and remedies of Bank under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Bank may have against Borrower or Guarantor pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Bank’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Bank may determine in Bank’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 17.2. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower or Guarantor therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or Guarantor shall entitle Borrower or Guarantor to any other or future notice or demand in the same, similar or other circumstances.

Section 17.3. Delay Not a Waiver. Neither any failure nor any delay on the part of Bank in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Bank shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 17.4. Trial by Jury. BORROWER AND BANK EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND BANK, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH

ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF BANK AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND BANK.

Section 17.5. Waiver of Notice. Borrower and Guarantor shall not be entitled to any notices of any nature whatsoever from Bank except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Bank to Borrower and Guarantor and except with respect to matters for which Borrower or Guarantor is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Bank with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Bank to Borrower.

Section 17.6. Intentionally Omitted.

Section 17.7. Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower and other Persons with interests in Borrower, and of the Project, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Bank under the Loan Documents to a foreclosure of the Mortgage for the collection of the Debt without any prior or different resort for collection or of the right of Bank to the payment of the Debt out of the net proceeds of the Project in preference to every other claimant whatsoever.

Section 17.8. Waiver of Statute of Limitations. Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its other obligations set forth in the Loan Documents.

Section 17.9. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Bank or Bank’s agents; provided, however, that such waiver shall not prejudice or otherwise affect Borrower’s ability to bring any separate claim against Bank.

ARTICLE XVIII

GOVERNING LAW

Section 18.1. Choice of Law.

(i) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF FLORIDA, THE LOAN WAS MADE BY BANK AND ACCEPTED BY BORROWER IN THE STATE OF FLORIDA, AND THE PROCEEDS OF THE LOAN WERE DISBURSED FROM THE STATE OF FLORIDA, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING,

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

(ii) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BANK OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT BANK’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN ORANGE COUNTY, FLORIDA, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESS FOR BORROWER’S REGISTERED AGENT IN THE STATE OF DELAWARE AND WITH A COPY TO THE ADDRESS FOR NOTICES DESCRIBED HEREIN, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING IN THIS INSTRUMENT SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

(iii) Borrower and Bank hereby knowingly, voluntarily, intentionally, unconditionally and irrevocably submit to the exclusive jurisdiction of any Florida State or Federal court sitting in Orange County over any suit, action or proceeding arising out of or relating to this Agreement, and each such party hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any Florida State or Federal court sitting in Orange County may be made by certified or registered mail, return receipt requested, directed to such party at the address indicated in subpart (ii) above, if applicable, or on the first page of this Agreement or in Section 15.1 hereof, as applicable, and service so made shall be complete three (3) days after the same shall have been so mailed.

Section 18.2. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 18.3. Preferences. Subject to the applicable terms and conditions of the Loan Documents, Bank shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower or Guarantor hereunder. To the extent Borrower or Guarantor makes a payment or payments to Bank, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors’ Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Bank.

ARTICLE XIX

MISCELLANEOUS

Section 19.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the entering into by Bank of this Agreement and the execution and delivery to Bank of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower shall inure to the benefit of the legal representatives, successors and assigns of Bank.

Section 19.2. Bank’s Discretion. Whenever pursuant to this Agreement, Bank exercises any right given to Bank to approve or disapprove, or any arrangement or term is to be satisfactory to Bank, the decision of Bank to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Bank and shall be final and conclusive.

Section 19.3. Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 19.4. Cost of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of or Borrower or Guarantor or any of Borrower Member, or an assignment by Borrower or Guarantor or Borrower Member, for the benefit of its creditors, or (c) Bank’s exercise any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Bank or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

Section 19.5. Intentionally Omitted.

Section 19.6. Offsets, Counterclaims and Defenses. Any assignee of Bank’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or Guarantor may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or Guarantor in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower; provided, however, that such waiver shall not prejudice or otherwise affect the ability of Borrower to bring any such claim, or raise any such defense, in a separate action.

Section 19.7. No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Bank intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, Guarantor, and Bank nor to grant Bank any interest in the Project other than that of secured party or lender. Borrower hereby knowingly, voluntarily, intentionally, unconditionally and irrevocably waives and relinquishes all claims, demands, counterclaims and/or defenses alleging the existence of any partnership, joint venture or other fiduciary relationship between Bank and Borrower and Borrower shall hold Bank and Bank’s successors and assigns, harmless from and against any and all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments and any other fees, costs and expenses that Bank may sustain as a result of any such allegation by any person or entity whatsoever.

(b) This Agreement and the other Loan Documents are solely for the benefit of Bank and Borrower and Guarantor and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Bank and Borrower and Guarantor any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Bank to enter into this Agreement and make the financial accommodations provided for hereunder are imposed solely and exclusively for the benefit of Bank and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Bank will refuse to enter into this Agreement or make the financial accommodations provided for hereunder in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Bank if, in Bank’s sole discretion, Bank deem it advisable or desirable to do so.

(c) The Borrower Member is experienced in the ownership and operation of properties similar to the Project, and Bank is relying solely upon such expertise and business plan in connection with the ownership and operation of the Project.

(d) Notwithstanding anything to the contrary contained herein, Bank is not undertaking the performance of any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents of Borrower.

(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Bank pursuant to this Agreement, the Mortgage, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Bank shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Bank.

(f) Borrower and Guarantor recognize and acknowledge that in accepting this Agreement, the Note, the Mortgage and the other Loan Documents, Bank is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article IV of this Agreement without any obligation to investigate the Project and notwithstanding any investigation of the Project by Bank; that such reliance existed on the part of Bank prior to the date hereof, that the warranties and representations are a material inducement to Bank in entering into this Agreement and making the financial accommodations provided for hereunder; and that Bank would not be willing to enter into this Agreement and make the financial accommodations provided for hereunder and accept this Agreement, the Note, the Mortgage and the other Loan Documents in the absence of the warranties and representations as set forth in Article IV of this Agreement.

Section 19.8. Publicity. Subject to the prior written approval of Borrower, Bank shall be permitted to make any news, releases, publicity or advertising by Bank or Bank’s Affiliates through any media. Subject to the prior written approval of Borrower, Bank may share any information pertaining to the Loan with third-parties in connection with the sale or transfer of the Loan or any participation thereof.

Section 19.9. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Bank or any parent, subsidiary or Affiliate of Bank.

Section 19.10. Actions, Approvals and Determinations. Wherever in this Agreement it is provided that (a) as a condition precedent to Borrower’s undertaking certain action, Borrower shall be required to obtain Bank’s consent or approval or (b) Bank shall have the right to make a determination (including, without limitation, a determination as to whether a matter is satisfactory to Bank), or if Borrower shall request that Bank take any action, then, unless expressly provided to the contrary in the applicable provision of this Agreement, the decision whether to grant such consent or approval or to take the requested action, or the determination in question, shall, except as otherwise provided in this Agreement, be in the sole and exclusive discretion of Bank and shall be final and conclusive. Wherever in this Agreement it is stated that any consent or approval shall not be unreasonably withheld or that a determination to be made by Bank shall be subject to a specified standard, then, if a court of competent jurisdiction determines, without right to further appeal, that the consent or approval shall be deemed granted or the standard shall be deemed met, as the case may be, then Bank, at the request of Borrower, shall deliver to Borrower written confirmation thereof.

Section 19.11. Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Bank are superseded by the terms of this Agreement and the other Loan Documents.

Section 19.12. Intentionally Omitted.

Section 19.13. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts together constitute but one and the same agreement. In addition, the parties may execute separate signature pages, and such signature pages (and/or signature pages which have been detached from one or more duplicate original copies of this Agreement) may be combined and attached to one or more copies of this Agreement so that such copies shall contain the signatures of all of the parties hereto.

[balance of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

CIO RESEARCH COMMONS, LLC,
a Delaware limited liability company

By:	SCCP Central Valley GP Corp., a Delaware corporation, its Manager

	By:	/s/ Anthony Maretic
	Name:	Anthony Maretic
	Its:	Treasurer

BORROWER:

CIO TECHNOLOGY POINT I & II, LLC,
a Delaware limited liability company

By:	SCCP Central Valley GP Corp., a Delaware corporation, its Manager

	By:	/s/ Anthony Maretic
	Name:	Anthony Maretic
	Its:	Treasurer

BORROWER:

CIO UNIVERSITY TECH, LLC,
a Delaware limited liability company

By:	SCCP Central Valley GP Corp., a Delaware corporation, its Manager

	By:	/s/ Anthony Maretic
	Name:	Anthony Maretic
	Its:	Treasurer

BANK:

BANKUNITED, N.A., a national banking association

By:	/s/ Patrick Fitzgerald
Patrick Fitzgerald, Senior Vice President